ASSET PURCHASE AGREEMENT

by and among

OAKLEY, INC.,

a Washington corporation,

as “Buyer Parent”,

and

MERLITA ACQUISITION CORPORATION,

a Delaware corporation,

as “Buyer”,

and

EYE SAFETY SYSTEMS, INC.,

a Delaware corporation,

as “Target”,

and

THE STOCKHOLDERS OF EYE SAFETY SYSTEMS, INC. NAMED HEREIN,

as “Target Stockholders”

and

JOHN D. DONDERO,

as “Stockholders’ Representative”

Dated: November 21, 2006

 v

Exhibits and Schedules:

Exhibit A:	Definitions
Schedule I:	Target Stockholders
Schedule II:	Assumed Contracts
Schedule III:	Employees Executing Non-Competition Agreements

 vi

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of November 21, 2006 by OAKLEY, INC., a Washington corporation (“Buyer Parent”); MERLITA ACQUISITION CORPORATION, a Delaware corporation (“Buyer”); EYE SAFETY SYSTEMS, INC., a Delaware corporation (“Target”); the stockholders of Target identified on Schedule I hereto (“Target Stockholders” and, collectively with Target, the “Sellers”) and JOHN D. DONDERO, a resident of the State of Idaho, in his capacity as Stockholders’ Representative (“Stockholders’ Representative”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Buyer and Buyer Parent desire to purchase, and Target desires to sell, the assets which Target uses in the conduct of the Business (as defined below), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1.   PURCHASE AND SALE OF ASSETS; CLOSING.

1.1  Transfer of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Target shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Target, all of Target’s right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business owned by Target or in which Target has any interest, including without limitation all of Target’s right, title and interest in the following (the “Assets”), but excluding the Excluded Assets (the “Purchase”):

(a)  all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (excluding any prepaid insurance premiums relating to Excluded Assets) of Target;

(b)  all Assumed Contracts;

(c)  all Real Property;

(d)  all equipment, fixtures and other intangible assets;

(e)  all inventory, whether held by Target or a third party

(f)  all books and records of Target relating to the Assets, excluding the Excluded Assets;

(g)  all Target IP;

(h)  all rights to use, or sell products under, Certification Marks;

(i)  all Governmental Authorizations with respect to the Business to the extent Target is permitted under Applicable Law to transfer such rights;

(j)  all computers and software;

(k)  all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

(l)  all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Target pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

(m)  all deposits and prepaid expenses of Target; and

(n)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date.

1.2  Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Target (the “Assumed Liabilities”):

(a)  all Liabilities under the Assumed Contracts solely to the extent arising out of or relating to events or conditions, occurring after the Closing;

(b)  all Liabilities with respect to the Assets to the extent relating to the operation or conduct of the Business after the Closing;

(c)  all accounts payable set forth on the Interim Balance Sheet or incurred after the date of the Interim Balance Sheet (i) in the ordinary course of business, (ii) consistent with amounts historically incurred, (iii) in compliance with the terms of this Agreement and (iv) not delinquent as of the Closing Date; and

(d)  liabilities for product repairs and replacements pursuant to Target’s warranty obligations in the ordinary course of business.

1.3  Excluded Liabilities. Notwithstanding any other provision in this Agreement, except for the Assumed Liabilities expressly specified in Section 1.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Target, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities shall include, without limitation:

(a)  any Liability to or in respect of any employees or former employees of Target including without limitation (i) any employment agreement, whether or not written, between Target and any person, and (ii) any claim arising out of or related to the employment of any of Target’s employees prior to the Closing, including any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(b)  any Liability under, relating to or with respect to any Target Employee Plan;

(c)  any Liability of Target in respect of any Tax;

(d)  any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Target or any other person or entity on or prior to the Closing Date (other than product repairs or replacements pursuant to warranty obligations in the ordinary course of business);

(e)  any Liability of Target arising out of or related to any Action against Target or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

(f)  any costs and expenses of Target relating to the transactions contemplated by this Agreement (including the fees and expenses of Target’s legal, accounting, financial and other advisors relating to the transactions contemplated hereby), (ii) the accrued stockholder bonus, (iii) accrued dividends and (iv) change-in-control bonuses to be paid to Company Employees in connection with the consummation of the Purchase (collectively, the “Transaction Liabilities”);

(g)  any liabilities or obligations arising out of any breach prior to the Closing by Target of any provision of any Contract, including liabilities or obligations arising out of the failure by Target to perform any such Contract in accordance with its terms prior to the Closing and any liability arising out of the assignment to Buyer of any such Contract in violation of the terms thereof; and

(h)  any Liability of Seller that relates to any Excluded Asset.

1.4  Purchase of Assets Only. This is a purchase of assets and Buyer shall not assume or be bound by or responsible for any obligations or liabilities of Target, its predecessors or its stockholders of any kind or nature, known or unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by Buyer pursuant to Section 1.2. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 1.2, BUYER SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY DEBTS, LIABILITIES OR OBLIGATIONS OF TARGET, INCLUDING ANY LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER WITH RESPECT TO TAXES AND LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER

WITH RESPECT TO ANY TARGET EMPLOYEE PLAN.

1.5  Purchase Price; Adjustment Amount.

(a)  The consideration for Target’s sale of the Assets to Buyer shall be (i) One Hundred and Ten Million Dollars ($110,000,000) in cash, plus (ii) an amount (which may be a positive or negative number) equal to the Net Working Capital as of the Closing Date minus the Net Working Capital Target (the “Adjustment Amount”) (the “Purchase Price”). The Adjustment Amount shall be calculated without giving effect to the transactions contemplated by this Agreement. The Adjustment Amount shall be determined for the purpose of the Payment (as defined in Section 1.8(b)) in accordance with Section 1.5(b) and shall be subject to adjustment after the Closing Date in accordance with Section 1.9.

(b)  On the fifth (5th) business day prior to the Closing Date, Target shall deliver to Buyer Parent (i) an estimate, as of the Closing Date, of the components of the Adjustment Amount (the “Adjustment Amount Estimate”) and (ii) a certificate, in form and substance reasonably satisfactory to Buyer Parent, executed by the Chief Executive Officer and the Chief Financial Officer of Target, stating that the Adjustment Amount Estimate has been prepared in good faith and in accordance with GAAP (subject to the absence of footnotes) and on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the audited balance sheets included in the Financial Statements. Buyer Parent and its Representatives shall be given timely access to all supporting work papers, payoff letters, invoices (to the extent not subject to an attorney-client privilege) and any other documentation used in preparation of the Adjustment Amount Estimate and other estimates provided for in this Section 1.5(b) for the purpose of verifying their accuracy and compliance with the definitions herein. With the consent of Buyer Parent, which consent shall not be unreasonably withheld, conditioned or delayed, Target may submit, prior to the Closing, a revised Adjustment Amount Estimate, together with the supporting work papers, payoff letters, invoices and other documentation described above as well as the corresponding certificate of the Chief Executive Officer and the Chief Financial Officer provided for above, in which case such revised Adjustment Amount Estimate and other estimates shall be used in calculating the Payment called for by Section 1.8(b).

(c)  The Purchase Price shall be allocated among the Assets in accordance with a schedule which shall be prepared by Buyer and Target working together in good faith and will be delivered by Buyer to Target (the “Allocation”), which Allocation shall be delivered within a reasonable time after Closing. The Allocation will be made in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. Target and Buyer agree to (A) be bound by the Allocation, (B) act in accordance with the Allocation in the filing of all Tax Returns (including, without limitation, filing Form 8594 with the United States federal income Tax Return for the Tax period that includes the Closing Date) and in the course of any Tax audit, Tax review, or Tax litigation relating thereto, and (C) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Not later than thirty (30)

days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.
(d)  Buyer Parent shall be responsible for any documentary and transfer taxes and any sales, use or other taxes or costs imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, up to $100,000. Target shall be responsible for all documentary and transfer taxes and any sales, use or other taxes or costs imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, in excess of $100,000. Target shall file on a timely basis all transfer Tax Returns relating to the periods including the transfers of Assets pursuant to this Agreement but shall give Buyer Parent a reasonable opportunity to review and comment on drafts of such Tax Returns before they are filed and shall make any changes reasonably requested by Buyer Parent. Buyer Parent shall pay to Target on or before the filing of each such Tax Return the amount of transfer Tax shown as due on such Tax Return that relates to the transfers of Assets pursuant to this Agreement, provided Target has complied with its obligations set forth in this Section 1.5(d) and provided further that Buyer Parent shall not be obligated to pay more than the $100,000 of such Taxes.

1.6  Closing. Subject to Section 9.1, the closing of the Purchase provided for in this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP (or by the exchange of documents and instruments by mail, courier, facsimile or telecopy and wire transfer to the extent mutually acceptable to Buyer Parent and Target, on the fifth business day following the date as of which all of the conditions set forth in Articles 7 and 8 shall have been satisfied or duly waived, or at such other time and place as Buyer Parent and Target may agree (such date, the “Scheduled Closing Date”). Subject to the provisions of Section 9.1, a Party’s failure to consummate the Purchase provided for in this Agreement on the date and at the place determined pursuant to this Section 1.6 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

1.7  Closing Obligations. At the Closing:

(a)  In respect of Buyer’s purchase of the Assets:

(i)  Target shall deliver to Buyer and Buyer Parent:

(1)  one or more bills of sale, in a form to be mutually agreed upon by the Parties hereto, conveying in the aggregate all of Target’s owned personal property included in the Assets;

2)  Assignments of Lease, in a form to be mutually agreed upon by the Parties hereto, with respect to leasehold real property;

(3)  Assignments of the Assumed Contracts, in a form to be mutually agreed upon by the Parties hereto, with respect to the Assumed Contracts, except as contemplated by Section 7.9 and Section 6.5(b) as it relates to Government Contracts;

(4)  a Supply Agreement, in a form to be mutually agreed upon by the Parties hereto, if called for pursuant to Section 7.9;

(5)  all permits (subject to Section 1.1(j)) and any other third party consents required for the valid transfer of the Assets;

(6)  fully executed and acknowledged or notarized assignment documents, in form ready for filing or recording with the appropriate Governmental Body and reasonably acceptable to Buyer, with respect to any Registered IP held in the name of John D. Dondero or any other employee or contractor of Target;

(7)  fully executed and acknowledged or notarized assignments of Target IP, each in a form to be mutually agreed upon by the Parties hereto, in form ready for filing or recording with the appropriate Governmental Body and reasonably acceptable to Buyer;

(8)  such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof; and

(9)  a certificate executed by Target certifying that, as of the Closing Date, the conditions set forth in Article 7 have been satisfied and representing and warranting to Buyer and Buyer Parent that Target’s representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications shall be disregarded, and except for such representations and warranties that address matters only as of a certain date, which need only be accurate as of such certain date;

(ii)  Buyer shall, and Buyer Parent shall cause Buyer to:

(1)  deliver to Target an instrument of assumption, in a form to be mutually agreed upon by the Parties hereto, evidencing Buyer’s assumption, pursuant to Section 1.2, of the Assumed Liabilities;

(2)  deliver to Target the Supply Agreement, in a form to be mutually agreed upon by the Parties hereto, if called for pursuant to Section 7.9

(3)  deliver to Target a certificate executed by a duly authorized officer of Buyer certifying that, as of the Closing Date, the conditions set forth in Article 8 have been satisfied and representing and warranting to Target that each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications shall be disregarded;

(4)  deliver to Target a certificate executed by a duly authorized officer of Buyer Parent certifying that, as of the Closing Date, the conditions set forth in Article 8 have been satisfied and representing and warranting to Target that each of Buyer Parent’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications shall be disregarded; and

(5)  make the payments required to be made in accordance with Section 1.8 of this Agreement.

(b)  Buyer, Buyer Parent and Target shall enter into the Escrow Agreement with Wells Fargo Bank, National Association (the “Escrow Agent”) and Buyer shall, and Buyer Parent shall cause Buyer to, fund the Escrow Account by delivering to the Escrow Agent the amount described in Section 1.8(a).

1.8  Payments at Closing. Subject to the terms of this Agreement, at the Closing Buyer shall, and Buyer Parent shall cause Buyer to, pay an amount equal to the Purchase Price in cash, by wire transfer of immediately available funds, as follows:

(a)  Ten Million Dollars ($10,000,000) (the “Escrow Amount”) payable to the Escrow Agent in accordance with and subject to the Escrow Agreement;

(b)  the remaining balance of the Purchase Price to Target (the “Payment”).

1.9  Adjustment Procedure.

(a)  As promptly as possible after the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer Parent shall deliver to Target a proposed closing balance sheet of Target prepared as of the Closing Date in accordance with GAAP and on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Balance Sheets (as such term is defined in Section 2.4), which proposed balance sheet shall include reasonably detailed documentation of the components of the Adjustment Amount set forth in Section 1.5(a)(ii) (the “Proposed Closing Balance Sheet”). Target shall deliver to Buyer Parent within thirty (30) days after receiving the Proposed Closing Balance Sheet a detailed statement describing all of its objections (if any) thereto, including any objection to the calculation of the components of the Adjustment Amount and a reasonably detailed description of the basis therefor. Failure of Target to so object within such thirty (30) day period to the Proposed Closing Balance Sheet shall constitute acceptance thereof, whereupon such Proposed Closing Balance Sheet shall be deemed to be the“Final Closing Balance Sheet.” All items on the Final Closing Balance Sheet, including the components of the Adjustment Amount, shall be determined and computed in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheets, except to the extent contemplated in the definition of Net Working Capital. Buyer Parent and Target shall use reasonable commercial efforts to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after Buyer Parent has received the statement of objections, Buyer Parent and Target shall select a nationally-recognized independent accounting firm, other than an accounting firm that regularly performs services for Buyer Parent, Target or any of their respective Affiliates, mutually acceptable to them (the “Neutral Auditors”) to resolve any remaining objections. If Buyer Parent and Target are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors a nationally-recognized accounting firm by lot (after excluding any accounting firm that regularly performs services for Buyer Parent, Target and their Affiliates). The Neutral Auditors shall determine, within sixty (60) days after their appointment whether the objections (on an objection by objection basis) raised by Target are valid. The Proposed Closing Balance Sheet and documentation of the Adjustment Amount contained therein that is the subject of such objections by Target shall be adjusted in accordance with the Neutral Auditors’ determination and, as so adjusted, shall become the Final Closing Balance Sheet and documentation of the Adjustment Amount. Such determination by the Neutral Auditors shall be conclusive and binding upon Buyer Parent and Target. Buyer Parent and Target shall share equally the fees and expenses of the Neutral Auditors.

(b)  On the fifteenth (15th) business day following the determination of the Final Closing Balance Sheet (the “Final Determination Date”):

(i)  if the Adjustment Amount as reflected in the Final Closing Balance Sheet exceeds the Adjustment Amount Estimate, then Buyer shall, and Buyer Parent shall cause Buyer to, pay an amount equal to such excess to Target;

(ii)  if the Adjustment Amount Estimate exceeds the Adjustment Amount as reflected in the Final Closing Balance Sheet, then Target and Buyer Parent shall direct the Escrow Agent to release from the Escrow Account an amount equal to such excess, by wire transfer to the accounts specified by Buyer or Buyer Parent in writing, notwithstanding the limitations set forth in Section 10.5(a); and

(c)  if neither clause (i) nor clause (ii) of Section 1.9(b) is applicable, the Purchase Price shall not be adjusted.

2.  REPRESENTATIONS AND WARRANTIES OF TARGET.

Except as set forth in the disclosure letter delivered by the Target to Buyer Parent at or prior to the execution of this Agreement (the “Seller Disclosure Letter”), Target represents and warrants to Buyer and Buyer Parent as follows:

2.1  Organization and Good Standing. Target is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with the requisite corporate power and authority to own, lease and operate its property and assets and conduct the business as it is now being conducted. Target is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The copies of Target’s Organizational Documents and all unredacted minute books of Target which were previously furnished to Buyer Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement. Target has no Subsidiary.

2.2  Authority; No Conflict.

(a)  This Agreement has been duly authorized, executed and delivered by Target and, assuming that this Agreement has been duly authorized, executed and delivered by Buyer and Buyer Parent, constitutes the legally valid and binding obligation of Target, duly authorized by all requisite corporate action, and enforceable against Target in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Target has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)  Neither the execution and delivery of this Agreement nor the performance by Target of its obligations under this Agreement shall (with or without notice or lapse of time, or both):

(i)  violate any provision of the Organizational Documents of Target;

(ii)  conflict with or violate any Applicable Laws or any Order, or license of any Governmental Body, which is material to Target, and to which any of the assets owned or used by Target, is subject;

(iii)  conflict with, violate or result in a breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to amend, cancel, terminate, or modify, any material obligation or the loss of any material property, right or benefit under, any Contract listed or required to be listed on Part 2.14(a) of the Seller Disclosure Letter; or

(iv)  result in the imposition or creation of any Encumbrance upon or with respect to any of the equity interests, properties or assets owned by Target (other than as set forth in Part 2.2(b)(iv) of the Seller Disclosure Letter and any Encumbrance contemplated by this Agreement or granted to any lender at the Closing in connection with financing of the Purchase arranged by Buyer or Buyer Parent).

(c)  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any other required merger control filings, Target shall not be required to give any notice to or obtain any Consent from (i) any Governmental Body or (ii) any Person under any Contract listed or required to be listed on Part 2.14(a) of the Seller Disclosure Letter in connection with the execution and delivery of this Agreement or the consummation of the Purchase.

2.3  Capitalization.

(a)  As of the date of this Agreement:

(i)  the capitalization (including a list of all equity ownership and equity equivalent interest in the ownership or earnings or other similar rights) of Target is set forth on Schedule I to this Agreement; there are no shares of capital stock, membership interest or other voting securities issued and outstanding of Target (including capital stock equivalents) except as so set forth on Part 2.3(a) of the Seller Disclosure Letter; and all of the outstanding shares of capital stock, membership interest or other voting securities of Target are held beneficially and of record by the Persons set forth on Part 2.3(a) of the Seller Disclosure Letter;

(ii)  all of the outstanding shares of capital stock and other securities of Target are free and clear of all Encumbrances; and

(iii)  all of the outstanding shares of capital stock of Target have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights.

(b)  None of the outstanding shares of capital stock or other securities of Target was issued in violation of the Securities Act or any other Applicable Laws.

(c)  No bonds, debentures, notes or other indebtedness of Target having the right to vote on any matters on which shareholders or equity holders may vote are issued or outstanding.

2.4  Financial Statements; Books and Records. Target has delivered to Buyer Parent: (a) the audited balance sheets of Target as at December 31, 2004 (restated) and December 31, 2005 (the “Balance Sheets”), and the related statements of income, stockholders’ equity, and cash flows for each of the fiscal years then ended, including in each case the notes thereto, together with the auditors’ report thereon of Clothier & Head P.S. (the “Audited Financial Statements”); and (b) the unaudited consolidated balance sheet of Target as at October 31, 2006 (the “Interim Balance Sheet”) and the related unaudited statement of income for the period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Target as at the respective dates of and for the periods referred to in such Audited Financial Statements, and the Interim Financial Statements fairly present the financial condition and the results of operations as at the respective dates of and for the periods referred to in such Interim Financial Statements, in each case all in accordance with GAAP, subject, in the case of the

Audited Financial Statements, to the qualification set forth in the third paragraph of the auditors’ report of Clothier & Head, P.S. dated February 11, 2006, and subject further, in the case of the Interim Financial Statements, to customary year-end adjustments, which would not reasonably be expected to result in a Material Adverse Effect, and the absence of footnotes and statements of stockholders equity and cash flows. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the footnotes to the Financial Statements and the qualifications noted above.

2.5  Title to Properties; Encumbrances.

(a)  As of the date of this Agreement, Target does not own any real property. Part 2.5(a) of the Seller Disclosure Letter contains:

(i)  a complete and accurate list as of the date of this Agreement of all leasehold real property, or real property operated or used, or other real property interests owned or held by Target (collectively, the “Real Property”);

(ii)  a complete and accurate list as of the date of this Agreement of each item of equipment, fixtures and other tangible assets (other than inventory) owned by Target having a book value greater than five thousand dollars ($5,000); and

(iii)  a complete and accurate list as of the date of this Agreement of each tangible asset currently leased to Target requiring monthly lease payments in excess of five thousand dollars ($5,000).

Target has made available to Buyer Parent true and complete copies of all Real Property leases or subleases. Each Real Property lease or sublease is valid and binding on Target and, to the Knowledge of Target, on the other parties thereto and is in full force and effect. Target and, to the Knowledge of Target, each of the other parties to each Real Property lease has performed in all material respects all material obligations required to be performed by it thereunder. The Real Property complies with Applicable Laws and is the subject of those material permits or licenses required to be maintained for the use or occupancy by Target of the Real Property. Target has not granted any legal or equitable interests (including without limitation rights to sublease) in respect of the Real Property, except for Permitted Encumbrances.

(b)  Target has good and marketable title to, or has valid leasehold interests in, all material personal property owned or leased by Target and used in the operation of the Business or reflected on the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet, in each case free and clear of all Encumbrances, except for Permitted Encumbrances, and except for personal property and assets sold since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices. Except as set forth in Part 2.5(b) of the Seller Disclosure Letter, such properties include all properties and assets necessary for the conduct of the Business as presently conducted. With respect to any properties or assets identified on Part 2.5(b) of the Seller Disclosure Letter that are used in the Business (i.e., molds, dyes, applicators and similar items), Target will make available such properties and assets (or replacement properties and assets that are substantially equivalent in quality and function) through license, assignment, replacement or other similar means so that Buyer may operate the Business uninterrupted in the manner currently conducted. All assets and properties of Target (including, but not limited to, molds, dies, applicators, tooling machinery and similar items and equipment) owned or leased by Target and necessary for Buyer to conduct the Business in the manner currently conducted by Target are in good operating condition and repair (ordinary wear and tear excepted, and subject to normal and customary maintenance requirements) and are usable in the ordinary course of business and conform in all material respects to all Applicable Laws relating to their use and operation.

2.6  Accounts Receivable.

(a)  All accounts receivable of Target that are reflected on the Interim Balance Sheet and on the Closing Balance Sheets as of the Closing Date (collectively, the “Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices and require or shall require no additional performance by Target to render them valid in accordance with GAAP.

(b)  Unless paid prior to the Closing Date, the Accounts Receivable are or shall be as of the Closing Date current and collectible in the aggregate in the ordinary course of business consistent with past practices, without out-of-pocket collection fees and expenses payable to third parties in collections efforts therefor and net of the aggregate reserves for uncollectible accounts, if any, shown on the Financial Statements and on the Final Closing Balance Sheet (which reserves are, except as noted in the Final Closing Balance Sheet, calculated consistent with past practices).

2.7  No Undisclosed Liabilities. Target has no liabilities except for (i) liabilities reflected or reserved against on the balance sheets included in the Audited Financial Statements or the Interim Balance Sheet, (ii) current liabilities incurred in the ordinary course of business consistent with past practices since the date of the Interim Balance Sheet, and (iii) liabilities incurred after the date hereof and expressly permitted by Section 5.3.

2.8  Payables.

 Other than with respect to Transaction Liabilities, (i) all accounts payable of Target have arisen in the ordinary course of business consistent with past practice, (ii) all items which are required by GAAP to be reflected as payables on the Interim Balance Sheet and on the books and records of Target are so reflected and have been recorded in accordance with GAAP applied consistently, and (iii) there has been no material adverse change since the Interim Balance Sheet Date in the amount or delinquency of accounts payable of Target, either individually or in the aggregate.

2.9  Taxes.

(a)  Target has filed or caused to be filed (on a timely basis) all income, franchise and other Tax Returns that are or were required to be filed by it pursuant to Applicable Laws. All such Tax Returns are complete and accurate in all material respects. No claim has been made by any Governmental Body in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. Part 2.9 of the Seller Disclosure

Letter identifies each current or previously existing permanent establishment of Target in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Part 2.9(a) of the Seller Disclosure Letter sets forth each jurisdiction where Target is or has been required to file a Tax Return with respect to each open Tax period, but Target is not making any representation to Buyer or Buyer Parent as to where Buyer may be required to file any Tax Return after the Closing. Sellers have delivered or made available to Buyer Parent copies of all Tax Returns relating to all open Tax periods, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Target or any of the Sellers with respect to Taxes of Target for all open Tax periods. All Taxes due by Target (whether or not shown on a Tax Return) have been paid or will be reserved against on the Final Closing Balance Sheet, and all Taxes of Target due on or prior to the Closing will be timely paid. Such Taxes, if any, as are listed in Part 2.9(a) of the Seller Disclosure Letter are being contested in good faith and, to the extent of such unpaid Taxes, adequate reserves will be provided on the Final Closing Balance Sheet.

(b)  Part 2.9(b) of the Seller Disclosure Letter contains a complete and accurate list of all audits of all United States federal and state franchise or income Tax Returns of Target for Tax periods beginning on or after January 1, 2001. All deficiencies proposed as a result of such audits have been paid, will be reserved against on the Final Closing Balance Sheet, settled, or, as described in Part 2.9(a) of the Seller Disclosure Letter, are being contested in good faith by appropriate proceedings. Neither Target nor any Seller has given waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Target or for which Target may be liable.

(c)  There exists no proposed tax assessment against Target except as disclosed in the Interim Balance Sheet.

(d)  There are no Encumbrances on any of the assets of Target that arose in connection with any failure to pay any Tax.

(e)  All Taxes that Target is or was required by Applicable Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f)  Except as set forth in Part 2.9(f) of the Seller Disclosure Letter, Target has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes. Target does not have any actual or potential liability for the Taxes of any Person (other than Taxes of Target) (i) under Treasury Regulation Section 1.1502-6 (or any similar laws), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)  Target has not participated in and is not participating in an international boycott within the meaning of IRC Section 999.

(h)  Target has not entered into or participated in (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2), (ii) any transaction that constitutes a “confidential corporate tax shelter” within the meaning of Section 6111(d) of the IRC and Treasury Regulation Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004, or (iii) any similar transaction required to be disclosed to a Tax authority under applicable Tax Law.

(i)  Target has been an “S Corporation” within the meaning of Section 136l(a)(l) of the IRC (and any comparable provision of state and local law in each jurisdiction in which Target is obligated to file income or franchise Tax Returns) at all times on and after January 1, 2004 and will continue to be an S Corporation through the close of business the day of the Closing Date.

2.10  Employee Benefits.

(a)  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)  “Target Affiliate” shall mean any person that, together with Target or any present or past Subsidiary of Target, as of any relevant date was or is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC or Section 4001(a)(14) of ERISA.

(ii)  “Target Employee” shall mean any current or former employee, consultant or director of Target or any Target Affiliate.

(iii)  “Target Employee Plan” shall mean any plan, program, policy, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, bonuses, stock options, stock appreciation or other stock or stock-related awards, fringe benefits, health, life, vision or dental insurance coverage (including, without limitation, any self-insured arrangements), relocation, repatriation, expatriation, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, profit sharing or other forms of incentive compensation, or post-retirement insurance, compensation or benefits, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) which is or has been maintained, contributed to, or required to be contributed to, by Target or any Target Affiliate for the benefit of a Target Employee, or with respect to which Target has or may have any Liability or obligation.

(iv)  “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (A) which Target or any Target Affiliate maintains, administers, contributes to or is required to contribute to, or, prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Target or any Target Affiliate may incur any liability and (B) which covers or covered any employee or former employee of Target or any Target Affiliate.

(v)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(vi)  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(vii)  “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(b)  Part 2.10(b) of the Seller Disclosure Letter contains an accurate and complete list as of the date of this Agreement of each Target Employee Plan. Target does not intend nor has it committed to establish or enter into any new Target Employee Plan, or to modify any Target Employee Plan (except to the extent required by Applicable Laws, or to conform any Target Employee Plan to the requirements of Applicable Laws or as expressly required pursuant to the terms of this Agreement).

(c)  Target has made available to Buyer Parent correct and complete copies of (i) all documents setting forth the terms of each Target Employee Plan, including, without limitation, all amendments thereto and, if applicable, all related trust documents and funding instruments (including, without limitation, all insurance contracts), (ii) a complete description of each Target Employee Plan which is not in writing, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the IRC in connection with a Target Employee Plan, (iv) if the Target Employee Plan is subject to the minimum funding standards of ERISA Section 302 or Section 412 of the IRC, the most recent annual and periodic accounting of the Target Employee Plan assets, (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to the Target Employee Plan, (vii) all correspondence, if any, sent to or received from any governmental agency in the last three years relating to a Target Employee Plan, (viii) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the IRC.

(d)  Target has substantially performed all material obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, the material terms of a Target Employee Plan, and each Target Employee Plan, if any, has been established and maintained materially in accordance with its terms and in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the IRC. Each Target Employee Plan intended to be qualified under Section 401(a) of the IRC has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the IRC. Neither Target nor any plan fiduciary of any Target Employee Plan which covers or has covered employees or former employees of Target or any Target Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975 of the IRC, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the IRC, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Target Employee Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Section 502 of ERISA. Other than routine claims for benefits, there are no Proceedings pending against a Target Employee Plan or against the assets of a Target Employee Plan, and to the Knowledge of Target, (i) no such Proceeding has been threatened orally or in writing, and (ii) no event has occurred and no circumstances exist that may give rise to or serve as a basis for the commencement of any such Proceeding. Each Target Employee Plan can be amended, terminated or otherwise discontinued within 30 days after the Closing Date in accordance with its terms, without liability to Buyer, Buyer Parent or Target (other than ordinary administration expenses) and without the vesting or acceleration of any benefits promised by such Target Employee Plan. Neither Target nor any Target Affiliate has incurred or been assessed any penalty or excise tax under Chapter 43 of the IRC. Target has made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(e)  Target has not maintained, established, sponsored, participated in, or contributed to, any Pension Plan. No Target Employee Plan is a Pension Plan.

(f)  Target has never maintained, established, sponsored, participated in, or contributed to a plan or arrangement that is subject to Title IV of ERISA, and Target does not have any liability or obligation under any such plan or arrangement. No Target Employee Plan is subject to Title IV of ERISA.

(g)  Target has never maintained, established, sponsored, participated in, or contributed to any “multiemployer plan” within the meaning of Section (3)(37) of ERISA. No Target Employee Plan is or was a “multiemployer plan”, as defined in Section 3(37) of ERISA.

(h)  No Target Employee Plan provides, or reflects or represents any liability of Target to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Laws. Target has never represented, promised or contracted (whether in oral or written form) to provide retiree life insurance, retiree health or other retiree employee welfare benefit to any Person, except to the extent required by COBRA or similar provisions of Applicable Laws.

(i)  Prior to the Closing Date, Target has complied in all material respects with the requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, and any similar provisions of Applicable Laws.

(j)  There is no Target Employee Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of Target or any Target Affiliate which, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the IRC). Except as set forth on Part 2.10(j) of the Seller Disclosure Letter, neither the execution of this Agreement nor the consummation of the Purchase or any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events, including, without limitation, a termination of employment) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Target or any Target Affiliate to any Target Employee Plan, or to any present or former employee, director, officer, shareholder, contractor or consultant of Target or any Target Affiliate or any of their dependents, (ii) be an event under any Target Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, shareholder, independent contractor, or consultant of Target or any Target Affiliate or any of their dependents.

(k)  Each Target Employee Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the IRC) has been operated and administered in good faith compliance with Section 409A of the IRC and Internal Revenue Service Notice 2005-1 since January 1, 2005.

2.11  Compliance With Applicable Laws; Governmental Authorizations. Except as to matters which are the subject of Section 2.9 (Taxes), 2.10 (Employee Benefits), 2.18 (Environmental Matters), 2.28 (Government Contracts) and 2.29 (Customs) as to which no representation or warranty is made in this Section 2.11:

(a)  Target is, and has been at all times, in compliance in all material respects with all Applicable Laws that are or were at such times applicable to it, and Target has not received any written or to the Knowledge of Target oral notice or other communication asserting or regarding any violation in respect of any Applicable Laws that has not been fully remedied.

(b)  Part 2.11(b) of the Seller Disclosure Letter sets forth an accurate and complete list of all material Government Authorizations reasonably necessary for the operation of the Business as currently conducted, each of which is valid and in full force and effect. Target is, and has been at all times, in compliance with its respective obligations under such Governmental Authorizations. Target has not received a written notice, which is pending, that challenges, revokes or notifies Target of an intent not to renew any such Governmental Authorizations or that Target requires any Governmental Authorization required for the Business that is not currently held by it.

(c)  All material reports, documents, claims, notices or approvals required to be filed, obtained, maintained, or furnished to any Governmental Body by Target have been so filed, obtained, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)  Neither Target, nor, to the Knowledge of the Target, its officers, directors or managing employees, have engaged in any activities in their capacity as an officer, director or managing employee, as applicable, which are prohibited under federal or state criminal or civil laws or the regulations promulgated pursuant to such laws.

2.12  Legal Proceedings; Orders.

(a)  There are no Proceedings by or before any Governmental Body pending or, to the Knowledge of Target, threatened in writing against Target relating to Target or its Business, Assets or property or seeking to enjoin the Purchase. Target is not a party to any litigation (and Target has not been threatened in writing with any litigation) which would reasonably be expected to affect or prohibit the consummation of the Purchase. To the Knowledge of Target, no demand or statement has been threatened or made (orally or in writing) or any notice has been given (orally or in writing)

that could reasonably be expected to result in any litigation being brought against the Target, its Business or any of the Assets owned or used by Target.

(b)  There is no Order to which Target, or any of the assets owned or used by Target, is subject, and, to the Knowledge of Target, no officer or director is subject to any Order that prohibits such officer or director from engaging in or continuing any conduct, activity, or practice material to the Business.

2.13  Absence Of Certain Changes And Events. As of the date of this Agreement, there has not been any transaction or occurrence since the date of the Interim Balance Sheet that (i) has had or would reasonably be expected to result in a Material Adverse Effect or (ii) would constitute a breach of Section 5.2(a) or 5.3 as if such transaction or occurrence had taken place after the date hereof and prior to Closing.

2.14  Contracts; No Defaults.

(a)  Part 2.14(a) of the Seller Disclosure Letter contains a complete and accurate list of the following contracts or agreements to which Target is a party as of the date of this Agreement:

(i)  each Contract that involves performance of services or delivery of goods or materials by or to Target (including all distributor and dealer agreements) of an annual amount or value in excess of ten thousand dollars ($10,000); provided, that the Seller Disclosure Letter need not list any fulfilled purchase order entered into by Target prior to January 1, 2005;

(ii)  each Contract that was not entered into in the ordinary course of business consistent with past practices and that involves annual expenditures or receipts by or to Target in excess of ten thousand dollars ($10,000);

(iii)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement to which Target is a party, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of Target having a value per item or annual payments in excess of ten thousand dollars ($10,000);

(iv)  each currently effective licensing agreement or other Contract regarding Target IP, including agreements with current or former employees, consultants, or contractors regarding the ownership of Target IP;

(v)  Each Target Employee Plan, each Contract relating to management and consulting services, each subcontractor, retainer or other similar type of agreement and all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee of any of Target;

(vi)  each joint venture, partnership, and other similar Contract (however named) involving a sharing by Target with any other Person of profits, losses, costs, or liabilities in an amount that has exceeded or is reasonably expected to exceed ten thousand dollars ($10,000) in any year;

(vii)  each Contract containing covenants that purport to restrict the scope or location of business activity of Target;

(viii)  each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than (x) direct payments for goods and (y)  Contracts which are not reasonably likely to result in payments of greater than ten thousand dollars ($10,000) during the twelve (12) months after the Closing other than distribution or dealer agreements entered into the ordinary course of business consistent with past practices;

(ix)  each power of attorney of Target that is currently effective;

(x)  each Contract for capital expenditures not provided for in Target’s 2006 - 2007 capital budget (which has previously been made available to Buyer and Buyer Parent in Target’s electronic data room) and that exceed ten thousand dollars ($10,000) in the aggregate;

(xi)  each Contract under which Target is obligated with respect to Indebtedness for borrowed money or has a right or obligation to incur any such Indebtedness;

(xii)  all agreements with brokers that are not terminable by Target upon sixty (60) days’ notice without penalty or liability;

(xiii)  any other agreement material to the Business or under which the consummation of the transactions contemplated by this Agreement would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of another party thereto;

(xiv)  each agreement, including any lease agreement and supplier agreement, that contains an assignment provision applicable to Target;

(xv)  each agreement that obligates Target to indemnify a third party, other than such agreements that were made in the ordinary course of business consistent with past practice or that do not have the primary purpose of indemnifying a third party;

(xvi)  each other agreement not identified above, the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect on Target; and

(xvii)  each binding amendment, supplement and modification in respect of any of the foregoing.

(b)  As of the date of this Agreement, Target has made available to Buyer Parent true and complete copies of the Contracts identified in Part 2.14(a) of the Seller Disclosure Letter. Each Contract identified or required to be identified in Part 2.14(a) of the Seller Disclosure Letter is legally valid, binding, enforceable against Target and, to the Knowledge of Target, against each other Person party to such Contract (except, in each case, as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and is in full force and effect).

(c)  Neither Target nor, to the Knowledge of Target, any other party is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under any Contract identified or required to be identified in Part 2.14(a) of the Seller Disclosure Letter, and Target has not received any notice of termination with respect to any Contract identified or required to be identified in Part 2.14(a) of the Seller Disclosure Letter.

(d)  Target has designated the manufacturers or assemblers of components for parts to be used by its significant manufacturer in the manufacture of finished products for Target, and such manufacturer has used such designated manufacturers or assemblers.

2.15  Title to Assets; Sufficiency of Assets. Target has, and at the Closing, Target will deliver to Buyer, good and valid title to or, in the case of licensed assets, a valid and binding license to or rights under (as the case may be), all of the Assets (except as contemplated by the proviso of Section 7.9) free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Part 2.14(a) of the Seller Disclosure Letter, as of the date of this Agreement, the Assets include all material assets, properties, contract rights and other rights (both material and non-material) that are necessary for Buyer to conduct the Business in the manner currently conducted by the Target. Target has (i) included in the Assets as of the date of this Agreement all non-material assets, properties, contract rights and other rights necessary for Buyer to conduct the Business in the manner currently conducted by the Target or (ii) disclosed in Part 2.15 of the Seller Disclosure Letter the absence of or exclusion from the Assets of any such assets, properties, contract rights or other rights. Other than the Assets and the Excluded Assets and except as disclosed in Part 2.15 of the Seller Disclosure Letter, neither Target nor any Affiliate of Target or any other Person owns or possesses any assets, properties or rights, wherever such assets, properties and rights may be located, and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of Target, that are used primarily (or exclusively) in connection with the Business or that relate primarily (or exclusively) to the Business.

2.16  Assumed Contracts. The Assumed Contracts include all contracts, agreements, understandings and arrangements related to the Business to which Target is a party, except as contemplated by Section 6.5(b) and Section 7.9. Target and, to the Knowledge of Target, any other party thereunder, has performed in all material respects the obligations required to be performed by such party under the Assumed Contracts.

2.17  Insurance. As of the date of this Agreement, Target maintains in effect the general liability and other insurance policies covering the Business that are set forth in Part 2.17 of the Seller Disclosure Letter (the “Policies”), and such Policies (or substantially equivalent renewals or replacements thereof, except as market conditions may otherwise not reasonably allow and as disclosed in Part 2.17 of the Seller Disclosure Letter) shall be maintained in effect by Target through the Closing Date. Part 2.17 of the Seller Disclosure Letter sets forth the type and amount of coverage and the expiration dates of each of the Policies. Target has paid all premiums due, and has otherwise performed all of its obligations, under the Policies. The Policies are valid and enforceable in accordance with their terms, are in full force and effect and insure Target against the risks usually insured against by Persons operating similar businesses or properties of similar size in the localities (including third party locations where inventory, molds, dies, applicators, tolling machinery and similar items and equipment are located) where such businesses or properties are located and provide coverage as may be required by any and all Contracts that Target is a party to and have been issued by insurers of recognized responsibility. There is no material claim by Target pending under any of such Policies or bonds as to which coverage has been denied or is being materially disputed by the underwriters of such policies or bonds. Target has not received any written notice relating to or threatening any termination of, or material premium increase with respect to, any of such Policies.

2.18  Environmental Matters.

(a)  Target is not liable for any Environmental, Health and Safety Liability, including without limitation any response costs or natural resource damages under Section 107(a) of Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or under any other so-called “superfund” or “superlien” law or similar Environmental Law.

(b)  Target is, and at all times has been, in material compliance with any applicable Environmental Law or any Occupational Safety and Health Law, which compliance includes, without limitation, the possession by Target of all applicable Governmental Authorizations.

(c)  Target has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or alleged Environmental, Health and Safety Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, Release, emission or disposal of any Hazardous Material or arising from or relating to any Hazardous Activity at any of the acquired facilities or facilities for which Target may be held responsible. No Person or Governmental Body has commenced or, to the Knowledge of Target, threatened in writing to commence any contribution action or other Proceeding against Target in connection with any such actual, alleged, possible or potential Environmental, Health and Safety Liability; and to the Knowledge of Target no event has occurred, and no condition or circumstance exists, that may result in Target becoming subject to, any such Environmental, Health and Safety Liability.

(d)  There are no pending or, to the Knowledge of Target, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and

Safety Liabilities or arising under or pursuant to any Environmental Law or any Occupational Safety and Health Law.

(e)  Target has not permitted any Hazardous Material to be discharged, Released or disposed of (whether lawfully or unlawfully) in a manner which could give rise to any Environmental, Health and Safety Liabilities:

(i)  on or beneath the surface of any real property that is, or has at any time been, owned by or leased to Target;

(ii)  in or into any surface water, groundwater, soil or air associated with or adjacent to any real property that previously was owned by or leased to Target; or

(iii)  in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that has at any time been owned by or leased to Target.

(f)  To the Knowledge of Target, all property that is owned by or leased to Target, and all surface water, groundwater, soil and air associated with such property, is free of any Hazardous Material and any harmful chemical or physical conditions that could result in any Environmental, Health and Safety Liability.

2.19  Labor Relations; Compliance.

(a)  Target is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Target and currently there is no organizing activity involving the employees of Target pending or, to the Knowledge of Target, threatened in writing by any labor union or group of employees.

(b)  There are no strikes, organized slowdowns or organized work stoppages pending or threatened in writing against Target, and Target has not experienced any such strike, organized slowdown or organized work stoppage within the past three (3) years.

(c)  Except as would not reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice charges, grievances, claims, or complaints pending or, to the Knowledge of Target, threatened in writing against Target by or on behalf of any employee of Target or before any Governmental Body.

2.20  Intellectual Property.

(a)  IP Disclosures.

(i)  Registered IP. Part 2.20(a)(i) of the Seller Disclosure Letter accurately identifies as of the date of this Agreement (1) each item of Registered IP in which Target has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (2) the jurisdiction in which such item of Registered

IP has been registered or filed and the applicable registration or serial number; and (3) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(ii)  Third Party IP and Inbound Licenses. Part 2.20(a)(ii) of the Seller Disclosure Letter accurately identifies (1) all Intellectual Property Rights or Intellectual Property licensed to Target (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Target’s products or services, and (C) is generally available on standard terms for less than five thousand dollars ($5,000) in licensing and related maintenance fees per annual license period); and (2) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Target; and (3) whether the license or licenses granted to Target are exclusive or non-exclusive. Seller is not required to pay any royalties or other compensation for any Intellectual Property or Intellectual Property Rights licensed from a third party, including without limitation the items listed on Section 2.20(a)(ii) of the Seller Disclosure Letter.

(iii)  Outbound Licenses. Part 2.20(a)(iii) of the Seller Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Target IP. Other than as set forth in Contracts identified in Part 2.20(a)(iii) of the Seller Disclosure Letter, Target is not bound by, and no Target IP is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of Target to use, exploit, assert, or enforce Target IP.

(iv)  Other IP. Part 2.20(a)(iv) of the Seller Disclosure Letter accurately identifies each material trademark, service mark or trade name that is not registered.

(v)  Certification Marks. Part 2.20(a)(v) of the Seller Disclosure Letter accurately identifies each Certification Mark used by Target in connection with any products sold by Target.

(b)  Target IP.

(i)  No Encumbrances. The Target IP other than Excluded Assets that consist of Target IP is free and clear of any Encumbrances (other than (w) infringements by third parties not within the Knowledge of Target, (x) Encumbrances securing the Indebtedness of Target disclosed on the Interim Balance Sheet or disclosed in Part 2.7 of the Seller Disclosure Letter, (y) Permitted Encumbrances or (z) the Intellectual Property Rights exclusively licensed by Target as specifically identified in Section 2.20(a)(iii) of the Seller Disclosure Letter).

(ii)  Employees and Contractors. Each Person who has participated in the authorship, invention or creation of Intellectual Property Rights purported to be owned by Target has entered into an agreement with Target assigning all rights, title and interests in such Intellectual Property Rights to Target. To the Knowledge of Target, no current or former stockholder, officer, director, or employee of Target has any claim, right (whether or not currently exercisable), or interest to or in Target IP. To the Knowledge of Target, no employee of Target is (1) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Target or (2) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)  Protection of Proprietary Information. Target has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Target holds, or purports to hold, as confidential and proprietary or as a trade secret.

(iv)  Government Rights. No funding, facilities, or personnel of any Governmental Body were used to develop or create, in whole or in part, Target IP and no Governmental Body has any claim of ownership or exclusive rights in Target IP.

(v)  Standards Bodies. Target is not a party to, nor has it ever signed or entered into, an agreement with any industry standards body or similar organization that could require or obligate Target to grant or offer to any other Person any license or right to Target IP.

(vi)  Sufficiency. Except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect, Target owns or otherwise has, and immediately after the Closing Buyer shall have, all Intellectual Property Rights that are needed to conduct its Business as currently conducted except with respect to Excluded Assets that consist of Target IP. To the Knowledge of Target, after the Closing, Buyer will have all Intellectual Property Rights necessary for Buyer or Buyer Parent to manufacture the products sold by Target as of the Closing Date, subject to the terms of and except for those products covered by the patents licensed pursuant to the Contracts set forth in that certain letter agreement dated as of the date hereof between Buyer, Buyer Parent and Target (the “Letter Agreement”).

(vii)  Trademarks. No trademark, service mark or trade name owned, used, or applied for by Target has been the matter of an unresolved dispute made in writing to Target due to an actual or alleged conflict or interference with any trademark or trade name owned, used, or applied for by any other Person.

(viii)  Applicable Laws and Deadlines. Except where the failure to have done so would not reasonably be expected to have a Material Adverse Effect, Target has used commercially reasonable efforts to prosecute and maintain each item of Target IP that is Registered IP, and such prosecution and maintenance is and at all times has been in compliance with all Applicable Laws. All filings, payments, and other actions required by the applicable United States Governmental Body to be made or taken to maintain such item of Target IP used in the Business as of the Closing Date in full force and effect prior to the Closing Date have been made or taken by the applicable deadline. No application for a patent or a copyright, or trademark registration regarding Listed Target IP filed by or on behalf of Target has been abandoned, allowed to lapse, or rejected.

(c)  Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is pending or, to the Knowledge of Target, threatened in writing, in which the scope, validity, or enforceability of Registered IP is being or has been, contested or challenged.

(d)  Third-Party Infringement of Target IP. To the Knowledge of Target, no Person has infringed, misappropriated, or otherwise violated any Registered IP or any material non-registered Target IP.

(e)  Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of the Purchase shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any of the Target IP; (ii) subject to Section 7.9, a breach of any license agreement listed or required to be listed in Part 2.20(a)(iii) of the Seller Disclosure Letter; (iii) the release, disclosure, or delivery of Target IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Target IP.

(f)  Infringement Claims and Liability.

(i)  No Infringement of Third Party IP Rights. To the Knowledge of Target, it has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person.

(ii)  Infringing Acts. To the Knowledge of Target, no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of Target has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.

(iii)  Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending with written notice to Target. To the Knowledge of Target, Target is not subject to nor has it received actual notice of an on-going dispute regarding any actual, alleged, or suspected infringement, misappropriation, or violation by Target of any Intellectual Property Rights of another Person.

(iv)  Other Infringement Liability. Target is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. Target has not assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

2.21  Absence of Certain Practices. Neither Target nor any of its Representatives has, in connection with the operation of the Business, (i) paid, offered or promised to pay, or authorized the payment, directly or indirectly, through any other Person or firm, any monies of anything of value to any Person or firm employed by or acting for or on behalf of any Person, whether private or governmental, or any governmental official or employee of any political party or candidate for political office, in each case for the purpose of illegally inducing or rewarding any action by any official favorable to Target in connection with the Business, (ii) taken any other act that, if taken by a Person subject to United States law, would violate Section 30A of the Exchange Act, (iii) accepted or received any unlawful contribution, payment, gift or expenditure; or (iv) established or maintained any fund or asset of Target that has not been recorded in the books and records of Target.

2.22  Sale of Products.

(a)  Part 2.22(a) of the Seller Disclosure Letter sets forth a list of all civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, proceedings or demand letters, and, to the Knowledge of the Company, all investigations undertaken by a Governmental Body, in each case relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Target that were pending or, to the Knowledge of Target, threatened in writing at any time during the past three (3) years. None of the matters set forth on Part 2.22(a) of the Seller Disclosure Letter has had or is reasonably expected to have a Material Adverse Effect.

(b)  Except with respect to policies and procedures disclosed in Part 2.22(b) of the Seller Disclosure Letter:

(i)  There is not pending (nor in the past three (3) years has there been) any recall or post-sale warning (collectively, a “Recall”) conducted by or on behalf of Target concerning any products sold, manufactured, produced, or distributed by Target; and

(ii)  To the Knowledge of Target, there is not pending (nor in the past three (3) years has there been) any Recall conducted by or on behalf of any other Person as a result of any alleged defect in any product supplied by Target.

(c)  Certifications and Testimonials. Target has the right to use each Certification Mark used by Target in connection with a product sold by Target. Each product sold by Target that is described in any advertising or marketing, promotional or sales material as being “certified” or “compliant” by a third party has in fact been certified by such third party and Target is authorized to make such representation. All products that are represented as having been “Manufactured in the U.S.A.” or similar language comply with any requirements under any applicable law, regulation or rule of any state or federal Governmental Body in the United States. Target has all necessary rights to use and publicize the testimonials used or publicized by Target regarding its products.

2.23  Relationships With Related Persons. No Seller or, to the Knowledge of Target or such Seller, no Related Person of such Seller:

(a)  has, or since January 1, 2005 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business; or

(b)  owns, or since January 1, 2005 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with Target other than business dealings or transactions conducted in the ordinary course of business consistent with past practices with Target at substantially prevailing market prices and on substantially prevailing market terms. To the Knowledge of Target, except as set forth in Part 2.23 of the Seller Disclosure Letter, no Seller or any Related Person of Sellers is a party to any Contract (other than a Target Employee Plan) with, or has any claim or right against, Target, except for accrued and unpaid compensation and benefits in connection with such Person’s employment arrangement with Target in accordance with customary corporate policy and practices.

2.24  Brokers or Finders. Target has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except with Wachovia Capital Markets, LLC.

2.25  Inventory. Except as set forth on Part 2.25 of the Seller Disclosure Letter, the inventory reflected in the Interim Balance Sheet or thereafter acquired has been determined and valued in accordance with GAAP as reflected in the Interim Balance Sheet and Target’s books and records. Target’s inventories (whether raw materials, work-in-process, or other inventory), other than as set forth on Part 2.25 of the Seller Disclosure Letter and other than obsolete inventory reserved for in the Interim Balance Sheet is salable in the ordinary course of business consistent with past practice; Target’s finished goods inventories consist of items which are merchantable in all material respects in the ordinary course of business and all raw materials will be consumed in the ordinary course of business; and, to the Knowledge of Seller, no previously sold inventory is subject to refunds materially in excess of that historically experienced by Target. All material commitments or orders for work-in-process were entered into in the ordinary course of business consistent with past practice.

2.26  Books and Records. The books, records and accounts that Target has made and kept (and given Buyer Parent access to) are true, correct and complete in all material respects and, in reasonable detail, accurately and fairly reflect the activities of Target. The minute books of Target previously made available to Buyer Parent accurately and adequately reflect all material action previously taken by the shareholders, members, Board of Directors and committees of the Board of Directors of Target, respectively.

2.27  Foreign Corrupt Practices Act. Neither Target nor any officer, director, employee or agent thereof or any Stockholder thereof acting on behalf of Target, has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such Person.

2.28  Government Contracts.

(a)  Target’s cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations. As of the date hereof, Target is not presently, and at no time during the past five (5) years has been, in material violation of any applicable government procurement regulations as a result of any Government Contract to which it is a party.

(b)  With respect to each Government Contract, (i) Target has complied with all material terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) Target has complied with all material requirements of Applicable Laws pertaining to such Government Contract; (iii) Target has not sought or received reimbursement for any nonallowable, unallocable or otherwise improperly billed cost under any Government Contract; (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and Target has complied in all material respects with all such representations and certifications; (v) neither any Governmental Body nor any prime contractor, subcontractor or other Person has notified Target, either in writing or to the Knowledge of Target orally, that Target has breached or violated any Applicable Laws, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract; and (vi) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(c)  (i) Neither Target nor any of its officers, directors or employees is (or during the last five (5) years has been) under indictment or audit; (ii) neither Target nor any of its officers, directors or employees is (or during the last five (5) years has been) under administrative, civil or criminal investigation by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five (5) years, neither Target nor any of its officers, directors or employees has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(d)  There exist (i) no outstanding claims against Target, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; (ii) no disputes between Target and any Governmental Body under the Contract Disputes Act or any other Applicable Laws or between any of the Sellers and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and (iii) no suit or investigation pending or, to the Knowledge of Target, threatened, against Target with respect to any Government Contract.

(e)  Neither Target nor, to the Knowledge of Target, any of its officers, directors or employees is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Body or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for contracting with any Governmental Body.

(f)  Part 2.28(f) of the Seller Disclosure Letter identifies, for each Government Contract required to be listed on Part 2.14(a) of the Seller Disclosure Letter (i) the period of performance (including base years and remaining option years), (ii) whether such Government Contract was awarded pursuant to a small-business or small-disadvantaged set aside program, (iii) a best estimate of the value of the remaining contract ceiling as of the date hereof, and (iv) a best estimate of the portion of the remaining ceiling value that is authorized and funded as of the date hereof. As of the date hereof, Target has not received any written communication from any customer of any intention or threat to terminate, or to reduce purchases from Target under, any Government Contract, nor to the Knowledge of Target is any such action being considered. No Government Contract to which Target is a party has an aggregate funded or unfunded backlog in excess of Five Hundred Thousand Dollars ($500,000). Target has made available to Buyer Parent for its review each of Target’s Government Contracts.

(g)  Target has been and is in compliance in all respects with the Small Business Act of 1958, as amended, codified at 15 U.S.C. 631 et seq. and the regulations promulgated thereunder (collectively, the “Small Business Act”), in connection with the Government Contracts that have been awarded or granted to Target pursuant to a small business set aside or 8(a) program, and in connection with Government Bids for such contracts submitted by Target that are pending and may be awarded or granted after the date of this Agreement.

2.29  Customs.

(a)  Target is, and at all times have been, in compliance with all Applicable Laws relating to importing into the United States with respect to the Business, or for which Target could be held liable, including, without limitation, the accuracy of all statements and representations made to any Governmental Body (including, without limitation, the U.S. Customs and Border Protection, the U.S. Federal Trade Commission, the U.S. Food and Drug Administration and the U.S. Consumer Products Safety Commission), the timely and accurate filing of all entries, reports, schedules and forms required to be filed and the timely and accurate reporting and payment of all duties, taxes, fees, payments or other governmental obligations.

(b)  Neither Target, nor any Representative of Target, has provided any assistance (including, but not limited to, materials, tooling/equipment, engineering/artwork/design work, or financial assistance), directly or indirectly, to the maker of any goods imported into the United States, other than such assistance which has been fully and accurately disclosed to U.S. Customs and Border Protection to the extent required by law.

(c)  To the Knowledge of Target, neither Target, nor any Representative of Target, has made any payment related to imported merchandise (including, but not limited to, indirect payments and royalty/license fees related to imported merchandise), other than such payment which has been fully and accurately disclosed to U.S. Customs and Border Protection to the extent required by law.

(d)  Target has maintained all records with respect to products imported by Target into the United States.

(e)  Since January 1, 2001, neither Target, nor any Representative of Target, has received written notice of any audits, inquiries, investigations, claims, notices or demands for duties, fines, penalties, seizures, forfeitures, product redelivery, or liquidated damages by U.S. Customs and Border Protection or any other Governmental Body (including, but not limited to, the U.S. Federal Trade Commission, U.S. Food and Drug Administration, U.S. Consumer Products Safety Commission, U.S. Department of Justice, any Office of the U.S. Attorney) arising out of any transactions or importations by or for Target.

(f)  Since January 1, 2001, neither Target, nor any Representative of Target, has received any audit reports (internal, third party or governmental) or third-party opinions relating to articles imported into the United States by or for Target.

(g)  Since January 1, 2001, neither Target, nor any Representative of Target, has submitted, or caused to be submitted, a prior disclosure to U.S. Customs and Border Protection.

(h)  Target is, and at all times has been, in compliance with all Applicable Laws relating to importing into any country outside of the United States with respect to the Business, or for which Target could be held liable, including, without limitation, the accuracy of all statements and representations made to any Governmental Body, the timely and accurate filing of all entries, reports, schedules and forms required to be filed and the timely and accurate reporting and payment of all duties, Taxes, fees, payments or other governmental obligations.

2.30  No Additional Representations. Target has not made any representations or warranties in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement or in any agreements or certificates to be delivered pursuant to this Agreement. No Person has been authorized by Target to make any representation or warranty in connection with the transactions contemplated by this Agreement except as set forth in this Agreement or in any agreements or certificates to be delivered pursuant to this Agreement; and, if made, such representation or warranty must not be relied upon as having been authorized by Target.

2.31  Disclosure. No representation or warranty of Target in this Agreement and no statement of Target in the Seller Disclosure Letter omits to state a material fact necessary to make the statements in this Agreement or the Seller Disclosure Letter, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.5 of this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice or this Agreement, in light of the circumstances in which they were made, not misleading.

3.  [INTENTIONALLY DELETED.]

4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT.

Except as set forth in the disclosure letter delivered by Buyer and Buyer Parent to the Sellers at or prior to the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer and Buyer Parent, jointly and severally, represent and warrant to the Sellers as follows:

4.1  Organization and Good Standing. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

4.2  Authority; No Conflict.

(a)  This Agreement constitutes the legally valid and binding obligation of each of Buyer and Buyer Parent, enforceable against such Person in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of Buyer and Buyer Parent has the requisite right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)  Neither the execution and delivery of this Agreement by Buyer or Buyer Parent nor the performance by such Person of its obligations under this Agreement shall give any other Person the right to materially prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to:

(i)  any provision of Buyer’s or Buyer Parent’s Organizational Documents;

(ii)  any Applicable Laws or Order to which Buyer or Buyer Parent is subject; or

(iii)  any Contract to which Buyer or Buyer Parent is a party or by which such Person is bound.

(c)  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any other required merger control filings, neither Buyer nor Buyer Parent is or shall be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the Purchase, except where Buyer’s or Buyer Parent’s failure to give or obtain any such notice or Consent would not reasonably be expected to have a Material Adverse Effect.

4.3  Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Buyer Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Buyer and Buyer Parent, no such Proceeding has been threatened in writing.

4.4  Brokers or Finders. Neither Buyer nor Buyer Parent, nor such Person’s officers and agents, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5  Financing. Buyer and Buyer Parent either have funds available to pay the Purchase Price and their transaction fees and expenses, or will readily be able to obtain such funds prior to Closing.

4.6  OFAC Compliance. Each of Buyer and Buyer Parent represents that neither Buyer, Buyer Parent, nor any of its principals, officers, directors and stockholders is identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States nor is Buyer, Buyer Parent or its principals, officers, directors and stockholders subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

4.7  No Additional Representations. Neither Buyer nor Buyer Parent has made any representations or warranties in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement or in any agreements or certificates to be delivered pursuant to this Agreement. No Person has been authorized by Buyer or Buyer Parent to make any representation or warranty in connection with the transactions contemplated by this Agreement except as set forth in this Agreement or in any agreements or certificates to be delivered pursuant to this Agreement; and, if made, such representation or warranty must not be relied upon as having been authorized by Buyer or Buyer Parent.

4.8  Disclosure. No representation or warranty of Buyer or Buyer Parent in this Agreement omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.5 of this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice or this Agreement, in light of the circumstances in which they were made, not misleading.

5.  COVENANTS PRIOR TO CLOSING DATE.

5.1  Access and Investigation.

(a)  Between the date of this Agreement and the Closing Date, and subject to the terms of the Confidentiality Agreement between Target and Buyer Parent dated April 11, 2006 (the “Confidentiality Agreement”), Target shall (i) afford Buyer, Buyer Parent, and their respective Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access, during normal business hours and upon reasonable prior notice to Target, to Target’s personnel, properties, Contracts, books and records and other documents and data, (ii) furnish Buyer, Buyer Parent and Buyer’s Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer or Buyer Parent may reasonably request and (iii) furnish Buyer, Buyer Parent and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer Parent may reasonably request, in the case of clauses (i), (ii) and (iii) above following a determination by Buyer Parent that such access or information is reasonably necessary to consummate the transactions contemplated by this Agreement. Buyer Parent and Target agree to identify, as promptly as practicable after the date hereof, a select group of customers of Target that Buyer Parent and its Representatives may contact as part of their due diligence. The manner, means and method of communication with such customers shall be subject to the approval of Target, which approval shall not be unreasonably withheld, conditioned or delayed. In no event may Buyer Parent and its Representatives contact any customer of Target without prior approval of Target. Each of Buyer and Buyer Parent agrees to conduct such inquiries with reasonable discretion and sensitivity to Target’s relationships with its employees, customers and suppliers, to conduct such inquiries only in accordance with the terms of the Confidentiality Agreement, and not to interfere unreasonably with the conduct of the Business.

(b)  For a period of seven (7) years after the Closing Date, each of Buyer and Buyer Parent shall maintain the books and records in existence as of the Closing Date relating to Target and the Business. Following the Closing, each of Buyer and Buyer Parent shall afford promptly to Target and the Target Stockholders and their Representatives, after reasonable prior notice, reasonable access to the properties, books, records, employees and auditors of and with respect to the Business to the extent necessary to permit Target and the Target Stockholders to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date. Such access by such Persons may not unreasonably interfere with the conduct of the Business or Buyer or Buyer Parent. Such access shall be subject to the terms of the Confidentiality Agreement, substituting Target and the Target Stockholders for Buyer Parent therein for this purpose.

5.2  Conduct of the Parties. Between the date of this Agreement and the Closing Date:

(a)  Target shall (1) conduct the Business only in the ordinary course of business consistent with past practices; and (2) use all commercially reasonable efforts to preserve intact the current business organization of Target, keep available the services of the current officers, employees, and agents of Target, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Target, but shall not be required to renew any leases that may expire between the date of this Agreement and the Closing Date.

(b)  Each of Buyer and Buyer Parent, except as otherwise consented to by Target in writing (such consent not to be unreasonably withheld, conditioned or delayed), shall, subject to the terms and conditions of this Agreement, not take any action or fail to take any action that would result in Buyer and Buyer Parent being unable to deliver the respective certificates provided for in Section 1.7(a)(ii)(3) and (4).

5.3  Target’s Negative Covenants. Notwithstanding Section 5.2, and without limiting the generality of Section 5.2(a) except as contemplated by this Agreement from the date hereof until the Closing or termination of this Agreement, Target shall not, without the prior written consent of Buyer Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)  amend its Organizational Documents;

(b)  sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Target will produce, maintain and sell inventory consistent with its past practices;

(c)  split, combine or reclassify any Shares or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of the Shares, except for cash dividends payable in the ordinary course of business and in such amounts and at such times as would be consistent with past practices of Target; provided that Target shall provide notice in writing to Buyer Parent at least three (3) business days prior to payment of any such dividend;

(d)  fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Target’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(e)  fail to comply with all Applicable Laws applicable to it, the Assets and the Business;

(f)  except in the ordinary course of business consistent with past practices incur any Indebtedness or, except as contemplated by this Agreement, amend, supplement or otherwise modify in any material respect any of the terms of any instrument or agreement evidencing Indebtedness;

(g)  (i) make any disposition of stock of Target, (ii) make any acquisition or sell, pledge, dispose of, transfer, lease, sell and leaseback, license, guarantee, securitize or encumber, or authorize the sale, pledge, disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance of, any property, asset or interest therein (including without limitation any Intellectual Property Rights of Target) of Target, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (iii) allow the imposition of any Encumbrance upon its assets other than a Permitted Encumbrance;

(h)  except as contemplated by Target’s 2006 - 2007 capital budget, make any capital expenditures, except for capital expenditures that are made in the ordinary course of business consistent with past practices and that, when added to all other capital expenditures made by Target since the date hereof, do not exceed ten thousand dollars ($10,000) in the aggregate;

(i)  merge or consolidate with any corporation or other entity, form any Subsidiary or acquire any equity interest or other interest in any other entity;

(j)  enter into or amend any employment or other Contract with, or materially increase the compensation and/or benefits of, or fees payable to, any director, officer, employee, consultant or manager involving an increase in the compensation expense of Target of more than five thousand dollars ($5,000) per year with respect to such employee;

(k)  except as required by law or as set forth in Part 5.3(k) of the Seller Disclosure Letter, adopt, amend, increase the payments to or benefits under, or terminate a Target Employee Plan;

(l)  except as required by law, make awards or distributions under a Target Employee Plan, except awards or distributions to any participant or employee as required by the terms of any such plan or agreement as in existence on the date hereof;

(m)  (i) pre-pay any long-term debt except upon three (3) days prior written notice to Buyer Parent (provided, that regularly scheduled payments of principal and interest on long-term debt, consistent with past practices, will not require the consent of Buyer Parent), (ii) delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary its practice with respect to the purchase of supplies and raw materials in any material respect from Target’s past practices;

(n)  (i) pay, discharge or satisfy any material Liabilities, other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of Transaction Liabilities and Liabilities disclosed, reflected or reserved against in the Financial Statements (in the case of reserves, for amounts not in excess of such reserves) or incurred since the date of such Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel, discharge or adversely modify the terms of any indebtedness owed to Target or (iii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(o)  incur, assume or otherwise become subject to any Liability, except for the Transaction Liabilities and current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business consistent with past practices;

(p)  waive any benefits of, agree to modify in any respect, fail to enforce, or consent to any matter with respect to which consent is required under, any letter of intent, confidentiality or similar agreement to which it is a party;

(q)  make any change in accounting policies or procedures, other than as required by GAAP;

(r)  write up, write down or write off the book value of its assets, except for depreciation and amortization and write-downs and reserves required or permitted by GAAP consistently applied;

(s)  enter into, amend, extend, modify, renew or terminate: (i) any license, distributorship, dealer, sales representative (other than non-exclusive license, distributorship, dealer or sales representative arrangements in the ordinary course of business consistent with past practices); (ii) any joint venture, credit or similar agreement; or (iii) any Contract or transaction (other than purchase orders and Contracts or transactions permitted by any of the other clauses in this Section 5.3) involving a remaining commitment by or to Target of at least ten thousand dollars ($10,000);

(t)  cancel or waive any claims or rights with a value to Target in excess of ten thousand dollars ($10,000);

(u)  enter into, modify, amend or terminate any agreement or Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) result in a Material Adverse Effect on Target; (ii) impair its ability to perform its obligations under this Agreement in any material respect; (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iv) limit or restrict Target, any Affiliate of Target or any of its successors and assigns from engaging or competing in any line of business or in any geographic area;

(v)  enter into any contract or agreement to the extent consummation of the transactions contemplated by this Agreement or compliance by Target with the provisions of this Agreement would reasonably be expected to (i) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, such contract or agreement, (ii) give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under such contract or agreement, or (iii) result in the creation of any Encumbrance in or upon any of its properties or other assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of, such contract or agreement;

(w)  fail to use its commercially reasonable efforts to (i) retain Target’s employees and (ii) maintain the Business so that such employees will remain available to Target on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Target and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

(x)  enter into any contract or agreement containing any restriction on the ability of Target to assign its rights, interests or obligations thereunder;

(y)  promote any employee or consultant, change the employment status or titles of any employee or consultant or hire any employee or consultant, other than in the ordinary course of business;

(z)  take any action that is intended to or will result in any of the representations and warranties set forth in Article 2 to become untrue or any condition set forth in Article 7 not being satisfied;

(aa)  change or make any material election with respect to Taxes; or

(bb)  agree to do or authorize any of the foregoing.

5.4  Further Assurance; Required Approvals. Each of the Sellers, Buyer and Buyer Parent shall cooperate with each other and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and Applicable Laws to consummate and make effective the Closing and the transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable (including, without limitation, all filings under the HSR Act, if any, which shall be made no later than the fifth (5th) business day after the date hereof assuming cooperation among the parties thereto) all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling, requests and other documents and to obtain as promptly as practicable all Consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Body in order to consummate and make effective the Closing and the transactions contemplated by this Agreement and (b) taking all reasonable steps as may be necessary to obtain all such Consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals (including taking all actions requested by Buyer Parent to cause early termination of any applicable waiting period under the HSR Act). Without limiting the generality of the foregoing, each of the Parties agrees to make all necessary filings on their part in connection with any Applicable Laws to consummate and make effective the Closing and the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Applicable Laws and shall otherwise cooperate with the applicable Governmental Body in order to obtain or comply with any Applicable Laws in as expeditious a manner as possible. Each of the Parties shall use commercially reasonable efforts to resolve such objections, if any, as any Governmental Body may assert with respect to this Agreement and the transactions contemplated hereby in connection with any Applicable Laws. In the event that a suit is instituted by a Person or Governmental Body challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Parties shall use commercially reasonable efforts to resist or resolve such suit. The Parties each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, ruling request, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries to any third party and/or any Governmental Body in connection with this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 5.4 shall require any Party to waive any condition set forth in Articles 7 and 8. Nothing in this Agreement shall be deemed to require Buyer Parent or any of its Subsidiaries to (with respect to Buyer Parent or any its Subsidiaries or with respect to Target) commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner.

5.5  Notification. Between the date of this Agreement and the Closing Date, each Party shall promptly notify the other Parties in writing if such Party becomes aware of any fact or condition that causes or constitutes a breach of any of Target’s representations and warranties as of the date of this Agreement that would reasonably be expected to result in a failure to satisfy any of the conditions in Article 7, or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the Closing Date that would reasonably be expected to result in a failure to satisfy any of the conditions in Article 7. Between the date of this

Agreement and the Closing, each Party shall promptly notify the other Parties in writing if such Party becomes aware of any fact or condition that causes or constitutes a material breach of any Party’s covenants and other agreements herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6  No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, neither Target nor any of Target Stockholders, nor any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)  solicit, initiate, encourage, take any action to facilitate or induce any inquiry with respect to, the making, submission or announcement of, any proposal, offer or the initiation of any inquiry, proposal or offer from any Person (other than Buyer or Buyer Parent) that constitutes or may reasonably be expected to lead to any Acquisition Transaction;

(b)  furnish to any Person other than Buyer or Buyer Parent or its Representatives any information with respect to any Acquisition Transaction;

(c)  participate in any discussions or negotiations with any Person (other than Buyer or Buyer Parent) relating to any inquiry, proposal or offer relating to any Acquisition Transaction, except to notify such Person as to the existence of these provisions;

(d)  approve, endorse or recommend any Acquisition Transaction other than the Acquisition Transaction contemplated by this Agreement; or

(e)  enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Transaction or a transaction contemplated thereby other than the Acquisition Transaction contemplated by this Agreement.

To the extent they have not previously done so, each of Target and Target Stockholders shall and shall cause their respective Affiliates and Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Transaction. Each of Target and Target Stockholders shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Target shall promptly notify Buyer Parent of any bona fide written inquiry, proposal or offer relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 5.6(a)-(e) by any Representative of any of Target or Target Stockholders, whether or not such Person is purporting to act on behalf of such Persons, shall be a breach of this Section 5.6 by Target and Target Stockholders. As promptly as practicable, and in any event within twenty-four hours, after receipt by Target or Target Stockholders of any inquiry, any request for information, or the making of any proposal or offer that could reasonably be expected to lead to any Acquisition Transaction, Target shall provide Buyer Parent with oral and written notice of the material terms and conditions of such inquiry, request, proposal or offer and the identity of the Person or group making any such inquiry, request, proposal or offer, a copy of all written materials provided in connection with such inquiry, request, proposal or offer and a written summary of any such inquiry, request, proposal or offer, if it is not in writing.

6.  ADDITIONAL COVENANTS.

6.1  Other Employee Matters.

(a)  Buyer and John D. Dondero shall enter into an Employment Agreement in a form to be agreed upon by the Parties hereto, which Employment Agreement shall be effective only upon the Closing.

(b)  Buyer shall use commercially reasonable efforts to extend offers of employment to each of Target’s employees (such employees are hereinafter referred to as the “Seller Employees”), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Target shall terminate the employment of all Seller Employees immediately prior to the Closing and shall cooperate with and use its commercially reasonable efforts to assist Buyer and Buyer Parent in its commercially reasonable efforts to secure satisfactory employment arrangements with those employees of Target to whom Buyer makes offers of employment. Any Seller Employee employed by Target immediately before the Closing and who accepts such offer of employment with Buyer, Buyer Parent or any Subsidiary of Buyer Parent or Buyer and becomes an employee of Buyer, Buyer Parent or any Subsidiary of Buyer Parent or Buyer on the Closing Date is referred to herein as a “Company Employee.”

(c)  Nothing contained in this Agreement shall confer upon any Seller Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Company Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Company Employees.

(d)  No provision of this Agreement shall create any third party beneficiary rights in any Company Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Company Employee by Buyer or under any benefit plan which Buyer may maintain.

(e)  During the period commencing at the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer Parent shall provide, or shall cause Buyer to continue to provide, to Company Employees, employee benefit plans (as such term is defined in Section 3(3) of ERISA and whether or not ERISA is applicable to such plan) providing benefits which, taken as a whole, are substantially equivalent to those provided by Target to Seller Employees in the ordinary course of business immediately prior to the date hereof (excluding any equity or equity-based compensation and determined without regard to any additional or enhanced benefits related to or enhanced by the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the benefits pursuant to the Excluded Liabilities, or any benefits provided by Target to John D. Dondero that are not provided on a substantially similar basis to other Seller Employees). To the extent permitted by

Applicable Laws, Company Employees that are or become covered by an employee benefit plan maintained by Buyer Parent or any of its Subsidiaries shall be granted credit for purposes of eligibility, vesting and benefits (but not for benefit accruals under any defined benefit pension plan) for service while an employee of Target.

(f)  Effective as of the Closing Date, (i) Buyer shall be the successor employer of the Rehired Employees for federal employment and payroll tax purposes (in accordance with the Alternate Procedure of IRS Revenue Procedure 2004-53) and for Idaho employment and payroll tax purposes, and Buyer, in its capacity as successor employer, shall timely file and report all federal and Idaho payroll and employment tax returns based on its payroll files and records and the payroll files and records supplied by Target; provided, that Buyer will be a successor employer for these purposes only if Target supplies all necessary payroll files and records on a timely basis. By agreeing to this provision, Buyer does not agree, nor shall it be implied, that Buyer is a successor employer for any other purpose.

(g)  Following the Closing Date, each Company Employee shall receive credit towards the deductibles and copayments for the year in which the Closing occurs under the medical and dental care benefits plans of Buyer or Buyer Parent for amounts paid by such Company Employee as deductibles and copayments under Target’s medical and dental care plans during the year in which the Closing occurs. Target will provide Buyer Parent with the information described in the preceding sentence in a timely fashion.

(h) No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Buyer Parent or any current or future Subsidiary of Buyer Parent and no provision of this Section 6.1 shall create any third party beneficiary rights.

6.2  Tax Matters.

(a)  Cooperation on Tax Matters.

(i)  Buyer, Buyer Parent and Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes.

(ii)  Buyer, Buyer Parent and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), and any out of pocket expenses incurred therefor shall be borne by the requesting party.

(b)  Withholding. At or prior to the Closing, Seller Representative shall deliver to Buyer Parent state Tax clearance certificates or any other document(s) which may be required by any governmental authority in order to relieve Buyer Parent of any obligation to withhold any portion of the payments to the Sellers pursuant to this Agreement.

6.3  Publicity. Buyer Parent and Target shall mutually agree on a joint initial press release announcing the execution and delivery of this Agreement and the transactions contemplated hereby. Except as provided above in this 6.5 or solely to the extent required by a Legal Requirement, no Seller shall make or cause to be made any public announcement or issue any public notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided above in this Section 6.3 or solely to the extent required by Applicable Laws or any listing agreement with the New York Stock Exchange, the Buyer Parent shall consult with Stockholders’ Representative prior to issuing any press release or otherwise making any public statements with respect to this Agreement, the transactions contemplated hereby or any of the Sellers or Stockholders’ Representative, and prior to making any filings with any Governmental Body (other than the filings contemplated by Section 5.4) or with any national securities exchange with respect thereto (and prior to permitting the Company or any Company Subsidiary to do any of the foregoing after the Closing); provided, however, that Buyer Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer Parent and Target.

6.4  Change of Name. On or before the Closing Date, Target shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Target’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Target’s present name.

6.5  Assignments and Novations of Government Contracts.

(a)  Government Contracts. As promptly as practicable, Target and Buyer and/or Buyer Parent will enter into a novation agreement or agreements with the applicable Governmental Body with respect to the Government Contracts to the extent so required. Target and Buyer and/or Buyer Parent will cooperate fully with each other and will use all commercially reasonable efforts to obtain consents to the assignment, or the novation, of all such Government Contracts, and Target and Buyer and/or Buyer Parent hereby agree to use all commercially reasonable efforts to obtain approvals of all required assignments or novations as promptly as practicable; provided, however, that nothing in this Agreement shall require Target or Buyer and/or Buyer Parent to pay any material consideration or agree to any material modification of the terms of such Government Contracts in order to obtain any such consent, approval or novation.

(b)  Performance Under Nonassigned Contracts. With respect to any Government Contract that is not assigned to Buyer and/or Buyer Parent or novated on the Closing Date, the performance obligations of Target thereunder shall, unless prohibited by such Government Contract, be subcontracted or delegated to Buyer and/or Buyer Parent pursuant to the terms of a Subcontract Agreement in a form to be mutually agreed upon by the Parties hereto (the “Subcontract Agreement”).

(c)  Assignment After Closing. If, after the Closing Date, Target and Buyer and/or Buyer Parent obtain the necessary consent or approval for the assignment or novation of a

Government Contract for which an assignment or novation is required, then such Government Contract shall be deemed to be assigned and transferred to Buyer and/or Buyer Parent promptly after Target and Buyer and/or Buyer Parent obtain such consent or approval or effect such a novation.

(d)  Bids. Target, Stockholders’ Representative, Buyer and Buyer Parent shall cooperate with each other and use their reasonable efforts to preserve all bids, quotations and proposals made in connection with the Business and to facilitate the award thereof consistent with applicable legal requirements. Any Contracts awarded to Target pursuant to such bids, quotations and proposals shall be assumed by Buyer Parent and, in the case of Contracts with a Governmental Body, shall be deemed to be “Government Contracts” for purposes of this Agreement and shall be governed by this Section 6.5.

(e)  Qualified Products Lists. Between the date of this Agreement and the Closing Date, Buyer and/or Buyer Parent and Target shall cooperate to take any actions (at Buyer Parent’s expense), including requalification of products, reasonably necessary to facilitate the continuation of the Government Bids and Government Contracts.

6.6  Confirmation Regarding Inventory. Target shall use commercially reasonable efforts to obtain (i) written statements, as of a date within (5) days of the Closing Date, setting forth the dollar amount of Target’s inventory held by third parties and (ii) from Target, as of a date within (5) days of the Closing Date, a good faith estimate of the dollar amount of all inventory required to be repurchased pursuant to all Contracts.

7.  CONDITIONS PRECEDENT TO BUYER’S AND BUYER PARENT’S OBLIGATION TO CLOSE.

Buyer’s and Buyer Parent’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer and Buyer Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Buyer Parent in writing, in whole or in part):

7.1  Accuracy of Representations. The representations and warranties of Target in Article 2 shall be accurate in all respects on the Closing Date as if they were made at and as of Closing, except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications shall be disregarded) and except for such representations and warranties that address matters only as of a certain date, which need only be accurate as of such certain date.

7.2  Performance of Covenants.

(a)  Each of the covenants and obligations that Target or Target Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)  Each document required to be delivered to Buyer and Buyer Parent pursuant to Section 1.7 must have been executed and delivered by all Parties thereto (other than Buyer and Buyer Parent).

7.3  No Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Body of competent jurisdiction and no Proceeding commenced by a Governmental Body shall be in effect and have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the provisions of this Section 7.3 shall not be available to Buyer or Buyer Parent if its failure to fulfill its obligations pursuant to Article 5 shall have been the cause of, or shall have resulted in, such order or injunction.

7.4  Good Standing. Target shall have delivered to Buyer and Buyer Parent, with respect to Target, a certificate dated on or soon before the Closing Date issued by the secretary of state (or comparable officer) of the jurisdiction of Target’s organization stating that Target is in good standing in such jurisdiction.

7.5  Legal Opinion. Buyer and Buyer Parent shall have received the opinion of counsel to Target, dated as of the Closing Date, in a form reasonably acceptable to Buyer Parent.

7.6  Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect of Target.

7.7  Certificate of Secretary. Buyer and Buyer Parent shall have received a certificate, validly executed by the Secretary of Target, certifying on behalf of Target as to the terms and effectiveness of Target’s Organizational Documents.

7.8  Non-Competition Agreement. Target and those persons listed on Schedule III hereto shall have entered into Non-Competition Agreements (in a form to be mutually agreed upon by the Parties hereto), and such Non-Competition Agreements shall be in full force and effect with no notice that Target or such executive officers do not intend to honor such Non-Competition Agreements for the term set forth therein.

7.9  Consents of Third Parties. All consents from third parties that are required to be listed in Part 2.14(a) of the Seller Disclosure Letter have been obtained, are in full force and effect, do not include any changes or amendments to the agreements in effect prior to such consent, other than as contemplated by Section 6.5(b) and as set forth on Part 7.9 of the Seller Disclosure Letter, and no notice of any rescission or amendment to any such consent has been received; provided, however, to the extent consents to the assignment of the Contracts set forth in the Letter Agreement are not received as of the Closing Date, Buyer, Buyer Parent and Target shall enter into a Supply Agreement, in a form to be mutually agreed upon by the Parties hereto.

7.10  Governmental Consents. Target and the Buyer Parent shall have received all material authorizations, consents and approvals of all Governmental Bodies necessary to consummate the transactions contemplated by this Agreement.

7.11  Audited Financial Statements and Audit Report. Buyer and Buyer Parent shall have received from Sellers (y) the audited balance sheets of Target and the related statements of income, stockholders’ equity and cash flows, including the notes thereto, together with an unqualified audit report, as of December 31, 2005 and 2004 and for the periods ended December 31, 2005 and 2004, and (z) the balance sheet of Target and the related statements of income, stockholders’ equity and cash flows as of and for the period ended September 30, 2006. The financial statements in both (y) and (z) above shall be in a form appropriate to satisfy all filing requirements under federal and state securities laws with respect to the Purchase. The cost of complying with this Section 7.11 shall be borne equally by Buyer Parent and the Stockholders.

8.  CONDITIONS PRECEDENT TO TARGET’S OBLIGATION TO CLOSE.

Target’s obligation to sell the Assets and the Seller’s respective obligations to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stockholders’ Representative in writing, in whole or in part):

8.1  Accuracy of Representations. The representations and warranties of Buyer and Buyer Parent in Article 4 shall be accurate on the Closing Date as if they were made at and as of Closing, except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications shall be disregarded) and except for such representations and warranties that address matters only as of a certain date, which need only be accurate as of such certain date.

8.2  Performance of Covenants.

(a)  Each of the covenants and obligations that Buyer and Buyer Parent are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)  Buyer and Buyer Parent must have delivered each of the documents required to be delivered by Buyer and Buyer Parent pursuant to Section 1.7 and must have made the cash payments required to be made by Buyer pursuant to Sections 1.8 and satisfied the other obligations to the extent required to be satisfied as of the Closing Date under Section 1.8.

8.3  No Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Body of competent jurisdiction and no proceeding commenced by a Government Body shall be in effect and have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the provisions of this Section 8.3 shall not be available to Sellers if the failure to fulfill their obligations pursuant to Article 5 shall have been the cause of, or shall have resulted in, such order or injunction.

8.4  Good Standing. Buyer and Buyer Parent shall each have delivered to the Target, a certificate dated on or soon before the Closing Date issued by the secretary of state (or comparable officer) of the jurisdiction of such Person’s organization stating that such Person is in good standing in such jurisdiction.

9.  TERMINATION.

9.1  Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)  by Target upon written notice in the event of a material breach of any representation or warranty of Buyer or Buyer Parent contained in this Agreement or any covenant or agreement to be performed or complied with by Buyer or Buyer Parent pursuant to the terms of this Agreement, which breach of a representation, warranty or covenant has continued without cure until the earlier of (A) ten (10) business days following notice thereof by Target to Buyer Parent and (B) immediately prior to Closing;

(b)  by Buyer Parent, upon written notice in the event of a material breach of any representation or warranty of Target contained in this Agreement or any covenant or agreement to be performed or complied with by the Sellers pursuant to the terms of this Agreement, which breach of a representation, warranty or covenant has continued without cure until the earlier of (A) ten (10) business days following notice thereof by Buyer Parent to Target and (B) immediately prior to Closing, except where the failure of such representation and warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect of Target;

(c)  by Buyer Parent if a Material Adverse Effect on Target shall have occurred;

(d)  by mutual consent of Buyer Parent and Target;

(e)  by either Buyer Parent or Target, if any Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

(f)  by Buyer, if any of Stockholders’ Representative, Target, or any of their respective Representatives or Affiliates, shall participate in discussions or negotiations or furnish information in breach of Section 5.6; or

(g)  by either Buyer Parent or Target, if the Closing has not occurred on or before 120 days from the date of this Agreement or such later date as the Parties may agree upon; provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any Party (or, in the case of a termination by Target, to any Seller) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2  Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate, except that this Section 9.2 and Article 12 (other than Section 12.2) shall survive; provided, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party, the terminating Party’s right to pursue all legal remedies in connection with any and all such breaches shall survive such termination unimpaired. If this Agreement is terminated as provided for in this Article 9, each Party shall redeliver all documents containing confidential information to the Party that originally delivered such documents to the redelivering Party.

10.  INDEMNIFICATION; REMEDIES.

10.1  Survival. The representations and warranties in this Agreement, including the Seller Disclosure Letter and the Buyer Disclosure Letter, the supplements thereto, and the certificates delivered pursuant to this Agreement, shall survive the Closing until the second (2nd) anniversary of the Closing Date, provided, that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.9, 2.10, 2.18, 2.19 and 2.28 (or the corresponding sections of the Seller Disclosure Letter) shall survive until ninety (90) calendar days after the expiration of the applicable period of limitations (giving effect to any waivers or extensions thereof), provided, further, that as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching Party has given notice to the breaching Party on or prior to the expiration of such period in accordance with this Agreement, the same shall continue to survive beyond such period until the final resolution thereof, but only as to the circumstances referenced in such notice. Each party shall be entitled to rely upon the representations, warranties, covenants and agreements contained in this Agreement, including the Exhibit and Seller Disclosure Letter attached hereto, delivered in connection with the transactions contemplated hereby without regard to such party’s investigation, lack of investigation, knowledge, lack of knowledge or otherwise and, except as set forth in this Section 10.1 of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their Representatives, whether prior to or after the execution of this Agreement. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements, if any, that are expressly required to remain in full force and effect for a specified period time).

10.2  Indemnification and Payment of Damages by Sellers. Subject to Sections 10.1 and 10.5, from and after the Closing, Target Stockholders, jointly and severally, shall indemnify and hold harmless Buyer, Buyer Parent, Target and their controlling Persons (collectively, the “Buyer Indemnitees”) for, and shall pay to the Buyer Indemnitees the amount of, any losses (including lost profits), demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, Taxes, fees, penalties, interest obligations, deficiencies and expenses (including amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or preparation for litigation as incurred) (herein, “Damages”), incurred by a Buyer Indemnitee, arising, directly or indirectly, from or in connection with:

(a)  any breach of any representation or warranty made by Target in this Agreement, the Seller Disclosure Letter, in the certificates delivered pursuant to Section 1.7(a)(i)(10) or any other exhibit, schedule or agreement delivered by Target hereto;

(b)  any breach prior to Closing by Target of any covenant or agreement made by Target and any breach by a Target Stockholder of any covenant or agreement made by a Target Stockholder in this Agreement or any other exhibit, schedule or agreement delivered by Target or a Target Stockholder hereto;

(c)  any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Purchase;

(d)  any Excluded Liabilities, including, but not limited to, any Stockholder Actions;

(e)  respect to the lawsuit captioned Jason Smith and Carrie Smith v. Eye Safety Systems, Inc., filed on March 7, 2006 in the court of Clay County, State of Minnesota; or

(f)  respect to the matter described in Item 4 of Part 2.7 of the Seller Disclosure Letter.

10.3  Indemnification and Payment of Damages by Buyer and Buyer Parent. Subject to Sections 10.1 and 10.6, from and after the Closing, Buyer and Buyer Parent, jointly and severally, shall indemnify and hold harmless the Sellers and their controlling Persons (collectively, the “Seller Indemnitees”) for, and shall pay to the Seller Indemnitees the amount of, any Damages incurred by a Seller Indemnitee, arising, directly or indirectly, from or in connection with:

(a)  any breach by Buyer or Buyer Parent of any representation or warranty made by Buyer or Buyer Parent in this Agreement or in the certificate delivered pursuant to Section 1.7(a)(ii)(4) or any other exhibit, schedule or agreement delivered by Buyer or Buyer Parent hereto;

(b)  any breach by Buyer or Buyer Parent of any covenant or obligation made by Buyer or Buyer Parent contained in this Agreement or any other exhibit, schedule or agreement delivered by Buyer or Buyer Parent hereto;

(c)  any Contract listed in Part 2.14(a) of the Seller Disclosure Schedule retained by Target which is required for operation of the Business, to the extent such Damage relates to Buyer or Buyer Parent’s intention not to assume such Contract in connection with the Purchase; provided, however, that no such indemnity shall be required with respect to any Excluded Liabilities (other than Excluded Liabilities described in Section 1.3(e) but only to the extent such Actions asserted prior to the Closing Date relate to the subject matter of this Section 10.3(c)) or due to any breach or noncompliance by Target with respect to any representation, warranty or other provision of such Contract; or

(d)  any Assumed Liabilities.

10.4  Indemnification Process. The Person making a claim for indemnification under this Article 10 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” (provided that for the purpose of paragraph (c) below such term shall refer to the Party hereto to whom such Person is related for purposes of obtaining the benefits of this Article 10) and the Party or Parties against whom such claims are asserted under this Article 10 shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All Claims by any Indemnified Party under this Article 10 shall be asserted and resolved as follows:

(a)  Notice of Claims. In the event that (i) any claim is asserted or instituted against any Indemnified Party by any Person other than the Parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party for Damages under this Agreement (such claim, demand or Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified for Damages by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, together with Third Party Claims, “Claims”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Claim, the amount of Damages sought in such Claim, if known, and the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a “Claim Notice”), provided, that a delay or failure in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party demonstrates such delay or failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party timely notice and only to the extent of the increased amount of Damages.

(i)  If the Stockholders’ Representative does not object in writing within the thirty (30) calendar day period after delivery by Buyer or Buyer Parent of an initial Claim Notice and within the fifteen (15) calendar day period after delivery by Buyer or Buyer Parent of a second Claim Notice (which shall not be delivered until the expiration of the thirty (30) day period relating to the initial Claim Notice), such failures to so object shall be an irrevocable acknowledgment by the Stockholders’ Representative on behalf of Target Stockholders that the Buyer Indemnitees identified in the Claim Notice are entitled to the full amount of the claim for Damages set forth in such Claim Notice. If Buyer or Buyer Parent does not object in writing within the thirty (30) calendar day period after delivery by the Stockholders’ Representative of an initial Claim Notice and within the fifteen (15) calendar day period after delivery by the Stockholders’ Representative of a second Claim Notice (which shall not be delivered until the expiration of the thirty (30) day period relating to the initial Claim Notice), such failures to so object shall be an irrevocable acknowledgement by Buyer and Buyer Parent that the Seller Indemnitees identified in the Claim Notice are entitled to the full amount of the claim for Damages set forth in such Claim Notice.

(ii)  After the expiration of fifteen (15) calendar days after receipt of a second Claim Notice from the Stockholders’ Representative, Buyer Parent shall make delivery of cash equal to the amount of Damages claimed in the Claim Notice; provided that no such payment shall be made if Buyer Parent shall object in a written statement to the claim made in the Claim Notice (a “Buyer Objection Notice”), and such

Buyer Objection Notice shall have been delivered to the Stockholders’ Representative prior to the expiration of such fifteen (15) calendar day period.

(iii)   After the expiration of fifteen (15) calendar days after receipt of a second Claim Notice from the Buyer or Buyer Parent, Stockholders’ Representative shall make delivery of cash equal to the amount of Damages claimed in the Claim Notice; provided that no such payment shall be made if Stockholders’ Representative shall object in a written statement to the claim made in the Claim Notice (a “Stockholders’ Objection Notice” and, together with Buyer Objection Notice, an “Objection Notice”), and such Stockholders’ Objection Notice shall have been delivered to the Buyer and Buyer Parent prior to the expiration of such fifteen (15) calendar day period.

(iv)  If Buyer or Buyer Parent shall deliver a Claim Notice and Buyer Parent owes any portion of the indemnification payments required to be paid by the Buyer Parent pursuant to this Article 10 hereof, Buyer Parent shall be entitled to set-off the amount set forth in the Claim Notice.

(b)

(i)  If an Indemnifying Party objects in writing to any claim (or part of any claim) for indemnification made by an Indemnified Party in any Objection Notice, the Indemnified Party and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii)  If no such agreement has been reached within thirty (30) days after delivery of an Objection Notice, either Buyer Parent or the Stockholders’ Representative may demand arbitration of the matter in a proceeding administered by the American Arbitration Association (the “AAA”) under its commercial arbitration rules, unless the amount of the Damage that is at issue is the subject of a pending litigation involving a Third Party Claim, in which event such arbitration shall be resolved as set forth in Section 10.4(c) below. In the event that, within fifteen (15) days after submission of any dispute to arbitration, Buyer Parent and the Stockholders’ Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such fifteen (15) day period, Buyer Parent and the Stockholders’ Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholders’ Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Buyer Parent. If Buyer Parent fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Stockholders’ Representative. Each arbitrator must be certified as an arbitrator by the AAA.

(iii)  Any such arbitration shall be held in Orange County, California, under the rules then in effect of the AAA. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the AAA. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such conclusions shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within fifteen (15) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iv)  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between Indemnifying Parties and Indemnified Parties under this Article X hereof.

(c)  Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, that such counsel is reasonably acceptable to the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel to the Indemnified Party) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, provided, that the Indemnified Party and such counsel shall contest such Third Party Claim in good faith. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as may be reasonably requested by the Indemnifying Party, and in contesting any Claim, demand or Proceeding which the Indemnifying Party defends or, if appropriate and related to the Claim, demand or Proceeding in question, in making any counterclaim against the

Person asserting the Third Party Claim, or any cross-complaint against any Person. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) days after receipt of notice thereof in accordance with the terms hereof, (i) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense and the Indemnifying Party shall be liable for all fees and expenses incurred in connection with such defense, and (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as may be reasonably requested by the Indemnified Party.

(d)  Settlement of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim in connection with Section 10.4(c) hereof, the Indemnifying Party shall have the right to settle such Claim; provided, that in connection with the settlement or compromise of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claims or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim of all Indemnified Parties affected by such Third Party Claim. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)  Reduction of Losses; Duty to Mitigate. To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies or from third parties (a “Reimbursement”), such payment shall be credited against any such Damages. The Indemnified Party shall use commercially reasonable efforts to pursue payment under or from any insurer or third party in respect of such Damages. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Escrow Account or the Indemnifying Party. Each Party shall use commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification from any other Party under this Agreement.

(f)  Interpretation. For purposes of this Section 10.4, once it has been determined that a representation, warranty, covenant or agreement of Target, Target Stockholders, or Buyer or Buyer Parent contained in this Agreement or any exhibit, schedule, certificate (including the Seller Disclosure Letter) or agreement delivered by such party pursuant hereto has been breached and such breach gives rise to a claim for Damages, such representation, warranty, covenant or agreement shall be deemed not to be qualified by any threshold amount, limitation as to materiality or to whether or not any such breach results or may result in a Material Adverse Effect for such Person for purposes of determining the Damages incurred or suffered arising out of any such breach and no deduction from such Damages shall be taken on account of any threshold amount, materiality or Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

(g)  Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, and subject to compliance with Section 12.2, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require that its Representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party’s Representatives (except as may be required by Applicable Laws) any information obtained pursuant to this Section 10.4(g) which is designated as confidential by an Indemnified Party.

10.5  Limitations on Amount - Sellers.

(a)  Subject to Sections 1.8 and 1.9(b)(ii), no amount shall be payable by any Seller pursuant to Section 10.2 unless the aggregate amount of Damages indemnifiable thereunder exceeds Seven Hundred Thousand dollars ($700,000) (the “Basket”), in which event such Indemnified Party shall be entitled to recover the full amount of such Damages; provided, however, that such Basket will not apply to, nor be reduced in respect of, any claim for indemnification made by any Indemnified Party that results from: (A) intentional misrepresentation, fraud or willful breach hereof, (B) the breach of the representations or warranties set forth in Sections 2.1, 2.2, 2.3, 2.9, 2.10, 2.18, 2.19, 2.24 and 2.28 (or the corresponding sections of the Seller Disclosure Letter) or (C) claims made under Sections 10.2(d) (but only with respect to any Stockholder Actions), 10.2(e) or 10.2(f).

(b)  Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Damages which may be recovered by the Buyer Indemnitees from the Sellers arising out of, resulting from or incident to, the matters enumerated in Section 10.2 shall be an amount equal to the Escrow Amount; provided, however, that this Section 10.5(b) will not apply to any claim for indemnification made by any Indemnified Party that results from: (A) intentional misrepresentation, fraud or willful breach hereof, (B) the breach of the representations or warranties set forth in Sections 2.1, 2.2, 2.3, 2.9, 2.10, 2.18, 2.19, 2.24 and 2.28 (or the corresponding sections of the Seller Disclosure Letter), (C) the breach of any covenants as set forth in Articles 5 or 6 or (D) claims made under Sections 10.2(d) (but only with respect to any Stockholder Actions), 10.2(e) or 10.2(f).

(c)  To the extent a Seller discharges any Claim for indemnification hereunder, such Seller shall be subrogated to all related rights of the Buyer Indemnitee against third parties concerning such Third Party Claims.

(d)  Notwithstanding anything to the contrary in this Agreement, in no event will any Indemnified Party be entitled to receive indemnification under this Article 10 for Damages relating to any matter for any punitive damages other than to the extent that an Indemnified Party is seeking to obtain through indemnification reimbursement resulting from a punitive damage award against it in a Third Party Claim.

10.6  Limitations - Buyer and Buyer Parent.

(a)  To the extent Buyer or Buyer Parent discharges any Claim for indemnification hereunder, it shall be subrogated to all related rights of the Seller Indemnitee against third parties concerning such Third Party Claims.

(b)  No amount shall be payable by Buyer or Buyer Parent for any Damages to the extent the Seller Indemnitees shall have already received indemnification in respect of such Damages under this Article 10.

10.7  Escrow. Upon the second (2nd) anniversary of the Closing Date, in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release from the Escrow Account an amount equal to Ten Million Dollars ($10,000,000) minus the amount of any Claims made pursuant to Section 10.2 (whether or not such Claims have been determined to be valid as of such date, provided that such amounts shall be so released as soon as and to the extent that any such Claim has been determined not to be valid).

10.8  Exclusivity of Indemnification Remedy. Except for any equitable relief, including injunctive relief or specific performance, to which any Party hereto may be entitled, from and after the Closing, the indemnification provided in this Article 10 shall be the sole and exclusive remedy of any Party hereto with respect to any breach of a representation, warranty or covenant in this Agreement.

10.9  Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article 10 shall be treated by the Parties as adjustments to the Purchase Price unless otherwise required by Applicable Laws.

11.   LIMITED RELEASE.

Each Target Stockholder, for itself and for each of (i) the Target Stockholder’s predecessors, successors and administrators; (ii) the Target Stockholder’s present and future assigns and agents; (iii) each entity that the Target Stockholder has the power to bind (by the Target Stockholder’s acts or signature); and (iv) each entity of which the Target Stockholder owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests hereby irrevocably, unconditionally and completely releases and forever discharges each of (A) Target, (B) Buyer; (C) Buyer Parent; (D) each of the direct and indirect subsidiaries of Buyer or Buyer Parent; and (E) the successors and past, present and future assigns, directors, officers, employees, agents and representatives of the respective entities identified or otherwise referred to in clauses “(A)” through “(D)” of this sentence, other than the Target Stockholder from, and hereby irrevocably, unconditionally and completely waives and relinquishes, all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, but only to the extent that that they arise from or are based upon (x) the failure of Target’s bylaws to contain provisions with respect to a board of directors, (y) the Target Stockholders’ adoption on November 15, 2006 of Amended and Restated Bylaws of Target, and (z) ratification by Target Stockholders on November 15, 2006 of prior actions of the Board of Directors and Target, including, but not limited to, prior issuances and redemptions of capital stock of Target and distributions to stockholders of Target pursuant to Section 170 of the Delaware General Corporation Law.

12.   General Provisions.

12.1  Expenses. Except as otherwise expressly provided in this Agreement, (a) Target Stockholders shall pay all of the expenses incurred by them, (b) Target shall pay all of the expenses incurred by it and (c) Buyer and Buyer Parent shall pay all of the expenses incurred by them, in each respective instance, in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of Representatives. Buyer Parent shall pay any HSR Act filing fee and any recording fees.

12.2  Confidentiality. The Parties shall maintain in confidence, and shall cause their respective Representatives to maintain in confidence any written, oral, or other information obtained in confidence from another Party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the transactions contemplated by this Agreement or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings; provided, that nothing herein shall prohibit the disclosure by Buyer and Buyer Parent of such information to prospective investors and lenders so long as such lenders and investors agree to maintain the confidence of such information. Buyer’s and Buyer Parent’s obligations under this Section 12.2 shall terminate upon the Closing.

12.3  Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile; provided, that any notice sent by facsimile transmission shall be considered to have been given when transmitted (during business hours or the next business day if not sent during business hours) with confirmation that transmission was made, so long as a copy was also sent on the same day by email and in any of the other manners permitted hereunder) to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party shall have specified in a written notice given to the other Parties hereto):

If to Buyer and/or Buyer Parent:

Oakley, Inc
1 Icon
Foothill Ranch, California 92610
Facsimile: 949-454-0394
Attention: Cos Lykos, VP Business Development

with a copy to (which shall not constitute notice):

Cary K. Hyden, Esq.
Michael A. Treska, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

If to Target:

Eye Safety Systems, Inc.
P. O. Box 1017
Sun Valley, ID 83353
Facsimile: 208-726-4563
Attention: John D. Dondero, President and Chief Executive Officer

with a copy to (which shall not constitute notice):

Thomas F. Hyde, Esq.
80 E. Sir Frances Drake Blvd.
Suite 4C
Larkspur, CA 94939
Facsimile: 415-464-0280

and:

Womble Carlyle Sandridge & Rice, PLLC
One Wachovia Center
301 South College Street, Suite 3500
Charlotte, NC 28202-6037
Facsimile: (704) 338-7838
Attention: Garza Baldwin, III, Esq.

If to Stockholders’ Representative:

John D. Dondero
President and Chief Executive Officer
Eye Safety Systems, Inc.
P. O. Box 1017
Sun Valley, ID 83353
Facsimile: 208-726-4563

with a copy to (which shall not constitute notice):

Thomas F. Hyde, Esq.
80 E. Sir Frances Drake Blvd.
Suite 4C
Larkspur, CA 94939
Facsimile: 415-464-0280

and:

Womble Carlyle Sandridge & Rice, PLLC
One Wachovia Center
301 South College Street, Suite 3500
Charlotte, NC 28202-6037
Facsimile: (704) 338-7838
Attention: Garza Baldwin, III, Esq.

or to such other address as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

12.4  Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state or federal courts of the State of California, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by Applicable Laws, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3. Process in any Proceeding referred to in this Section 12.4 may be served on any Party anywhere in the world.

(b)  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

12.5  Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6  Stockholders’ Representative.

(a)  Target Stockholders hereby irrevocably nominate, constitute and appoint John D. Dondero as the agent and true and lawful attorney-in-fact of Target Stockholders (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of Target Stockholders for purposes of executing any documents and taking any actions that Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the transactions contemplated by this Agreement. John D. Dondero hereby accepts his appointment as a Stockholders’ Representative.

(i)  Target Stockholders hereby grant to Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of Target Stockholders (in the name of any or all of Target Stockholders or otherwise) any and all documents that Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Stockholders’ Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under any of this Agreement). Notwithstanding anything to the contrary contained in this Agreement:

(1)  Buyer and Buyer Parent shall be entitled to deal exclusively with Stockholders’ Representative on all Target Stockholder-related matters relating to this Agreement and the transactions contemplated by this Agreement (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Target Stockholder); and

(2)  each Buyer Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Target Stockholder by Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Target Stockholder by any Stockholders’ Representative, as fully binding upon such Target Stockholder.

(ii)  Target Stockholders recognize and intend that the power of attorney granted in this Section 12.6:

(1)  is coupled with an interest and is irrevocable;

(2)  may be delegated by Stockholders’ Representative; and

(3)  shall survive the death or incapacity of each Target Stockholder.

(iii)  The Stockholders’ Representative shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by Stockholders’ Representative to be genuine and to have been telexed, telegraphed, faxed or cabled by a Target Stockholder or to have been signed and presented by a Target Stockholder.

(iv)  In the event of the resignation, death or incapacity of a Stockholders’ Representative, then a majority of the Shares held by Target Stockholders as of the Closing (or by their personal representatives) shall appoint a successor to such position. No Stockholders’ Representative shall resign until a successor representative shall have been appointed.

(v)  All expenses incurred by Stockholders’ Representative in connection with the performance of the duties of Stockholders’ Representative shall be borne and paid by Target Stockholders.

(b)  Notwithstanding anything to the contrary contained in this Agreement, Stockholders’ Representative shall not be liable for any error of judgment or any action taken, suffered or omitted to be taken on behalf of Target Stockholders (or any of them) pursuant to this Section 12.6(b). Each Target Stockholder agrees to indemnify Stockholders’ Representative for, and hold such Person harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees and expenses, incurred on the part of, or in connection with, any action or decision taken or made and on its behalf by such Stockholders’ Representative.

12.7  Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other applicable Parties, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter, except for the Confidentiality

Agreement, which shall remain in effect. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

12.9  Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed, except that Buyer may assign any of its rights under this Agreement to any wholly owned Subsidiary of Buyer or Buyer Parent and to Buyer’s or Buyer Parent’s lenders for collateral security purposes. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

12.10  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.11  Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The Parties acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

12.12  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13  Governing Law. This Agreement shall be governed by the laws of the State of California without regard to conflicts of laws principles.

12.14  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER PARENT:

OAKLEY, INC.

By: /s/ Cosmas Lykos
  Name: Cosmas Lykos
  Title: Vice President, Business Development

BUYER:

MERLITA ACQUISITION CORPORATION

By: /s/ Cosmas Lykos
  Name: Cosmas Lykos
  Title: Secretary and Vice President
TARGET: EYE SAFETY SYSTEMS, INC. By: /s/ John D. Dondero Name: John D. Dondero Title: President STOCKHOLDERS’ REPRESENTATIVE: /s/ John D. Dondero John D. Dondero

TARGET STOCKHOLDERS:

/s/ John D. Dondero
JOHN D. DONDERO

/s/ Carey A. Dondero
CAREY A. DONDERO

/s/ Steven D. Dondero
STEVEN D. DONDERO

/s/ Kristopher D. Dondero
KRISTOPHER D. DONDERO

/s/ Kate E. Dondero
KATE E. DONDERO

/s/ Peter C. Janss
PETER C. JANSS

/s/ Allison W. Janns
ALLISON W. JANSS

/s/ Christian C. Janns
CHRISTIAN C. JANSS

/s/ Vanessa W. Janss
VANESSA W. JANSS

/s/ William A. Gnehm
WILLIAM A. GNEHM

/s/ Ann S. McCaw
ANN S. MCCAW

/s/ Gary K. Philbrick
GARY K. PHILBRICK

/s/ Brian A. Ross
BRIAN A. ROSS

EXHIBIT A
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“Accounts Receivable” has the meaning set forth in Section 2.6(a).

“Acquisition Transaction” means any transaction involving:

(a)  the sale or other disposition of all or any portion of any of the Business or assets (other than in the ordinary course of business consistent with past practices);

(b) the issuance, sale or other disposition of (i) any capital stock of Target, (ii) any warrants, options, stock appreciation rights and other Purchase Rights of Target, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity of Target; or

(c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Target.

“Action” means any action, claim, suit, litigation, proceeding, hearing, labor dispute, arbitral action, Proceeding inquiry, criminal prosecution, investigation, or unfair labor practice charge or complaint.

“Adjustment Amount” has the meaning set forth in Section 1.5(a).

“Adjustment Amount Estimate” has the meaning set forth in Section 1.5(b).

“Affiliates” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth therefor in the Preamble to this Agreement as amended from time to time pursuant to its terms.

“Allocation” has the meaning set forth in Section 1.5(c).

“Applicable Laws” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, statute, ordinance, regulation, statute, or treaty.

“Assets” has the meaning set forth in Section 1.1.

“Assumed Contracts” means all of Target’s Contracts listed on Schedule II.

“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Audited Financial Statements” has the meaning set forth in Section 2.4.

“Balance Sheets” has the meaning set forth in Section 2.4.

“Business” means Target’s business of designing, producing, marketing, selling and distributing protective eyewear.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer Parent to Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 10.2.

“Buyer’s Advisors” has the meaning set forth in Section 5.1(a).

“Buyer Parent” has the meaning set forth in the Preamble to this Agreement.

“Cash and Cash Equivalents” means on any date of determination, the cash and cash equivalents, including investments, of Target on such date determined in accordance with the GAAP, subject to the provisions of this Agreement.

“Certification Marks” means any manner of mark that certifies or attests to the origin, material, mode of manufacture, quality, safety or other characteristic owned or controlled by a third party certifying entity, whether or not registered with any Governmental Body.

“Claims” has the meaning set forth in Section 10.4(a).

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” means the date and time as of which the Closing actually takes place.

“COBRA” has the meaning set forth in Section 2.10(a)(v).

“Commitments” has the meaning set forth in Schedule 4.6.

“Company Employee” has the meaning set forth in Section 6.1(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.1(a).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any written agreement, contract, obligation, promise, or undertaking that is legally binding on the parties thereto.

“Damages” has the meaning set forth in Section 10.2.

“Default” means (a) a breach of or default under any Contract or lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or lease.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license (other than a non-exclusive license granted with respect to Target IP in the ordinary course of business consistent with past practices), encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, easement, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health, and Safety Liabilities” means any fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, expenses, liabilities, obligations, claims, demands and response action, investigative, remedial, cleanup, corrective, removal, consultant or inspection costs and expenses or other responsibility arising from the violation of any Environmental Law, Occupational Safety and Health Law, or pursuant to any order or requirement issued by a Governmental Body, or any environmental, health or safety matters or conditions, including without limitation on site or off site contamination, occupational safety and health and regulation of chemical substances or products, which results in a violation of, or any liability under, any Environmental Law or Occupational Safety and Health Law or in the issuance of an order or requirement by a Governmental Body.

“Environmental Law” means any national, state or local laws, ordinances, codes, regulations, rules and Orders that are intended to assure the protection of the environment, natural resources or human health from Hazardous Materials, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Account” means an account with the Escrow Agent set up pursuant to the Escrow Agreement to hold in escrow the amounts to be deposited in accordance with Section 1.8.

“Escrow Agent” has the meaning set forth in Section 1.7(b).

“Escrow Agreement” means the escrow agreement dated as of the Closing Date among Buyer, Buyer Parent, Stockholders’ Representative, and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 1.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets,” notwithstanding any other provision of this Agreement, means the following assets of Target which are not to be acquired by Buyer hereunder:

(a) all insurance policies;

(b) all Target Employee Plans and any and all assets of Target Employee Plans as well as any insurance contract providing benefits under the Target Employee Plans;

(c) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities;

(d)  any and all rights to any refund of Taxes paid by or in respect of Target attributable to Tax periods ending prior to or on the Closing Date;

(e) Cash and Cash Equivalents; and

(f) if not assigned to Buyer as contemplated by Section 7.9, any and all rights to the patents and technology licensed to Target pursuant to those Contracts set forth in the Letter Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Final Closing Balance Sheet” has the meaning set forth in Section 1.9(a).

“Final Determination Date” has the meaning set forth in Section 1.9(b).

“Financial Statements” has the meaning set forth in Section 2.4.

“FMLA” has the meaning set forth in Section 2.10(a)(vi).

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Government Bid” means any quotation, bid or proposal by Target which, if accepted or awarded, would lead to a contract with Governmental Body or any other entity, including a prime contractor or a higher tier subcontractor to any Governmental Body, for the design, manufacture or sale of Target’s products or the provision of services by Target to any such Governmental Body.

“Government Contract” means any Contract that is (i) a prime contract with any Governmental Body, or (ii) a prime or subcontract (at whatever tier) for supply of any product(s) that are ultimately to be supplied to any Governmental Body to satisfy some or all of the requirements of such Governmental Body.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Laws.

“Governmental Body” means any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials.

“Hazardous Materials” means any substance (i) the presence of which requires assessment or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action, policy or common law; or (ii) which is or becomes defined as a “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 6901 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any Governmental Body; or (iv) the presence of which on real property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; or (v) without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (vi) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde insulation.

“HIPAA” has the meaning set forth in Section 2.10(a)(vii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” means with respect to any Person at any date of determination (without duplication): (a) all indebtedness of such Person for borrowed money (including bank overdrafts) whether or not contingent, including, without limitation, any amounts outstanding or owing under capital leases, bonds, debentures or similar instruments, letters of credit, notes or dividends payable; (b) all obligations of such Person in respect of banker’s acceptances or other similar instruments (including reimbursement obligations with respect thereto); (c) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practices); (d) the capitalized portion of all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, be recorded as capital leases; (e) all Indebtedness (fixed or contingent) of others under which such Person acts as surety, guarantor or indemnitor, to the extent such Indebtedness is guaranteed by such Person; (f) all obligations secured by an Encumbrance on the property and assets of such Person; (g) to the extent not otherwise included in this definition, obligations under any interest rate swap, cap or collar agreement or other hedging agreements and (h) all interest, prepayment penalties, fees, expenses, charges, reimbursements, indemnities and other payment obligations in respect of the Indebtedness set forth in clauses (a) through (g) above.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Intellectual Property” means and includes all algorithms, apparatus, chemical compositions or structures, customer lists, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, trade secrets, URLs, Internet domain names, web sites, works of authorship, manuals, documentation, marketing materials, designs, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which exist under the laws of the United States or any other jurisdiction throughout the world: (a) copyrights; (b) trademark, service mark, trade dress and other similar rights; (c) trade secret rights; (d) patent rights including rights in patent applications and rights to file patent applications and (e) all registrations, renewals, extensions, continuations, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.

“Interim Balance Sheet” has the meaning set forth in Section 2.4.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means the actual knowledge, after due inquiry, of the John D. Dondero (Chief Executive Officer), Gregg Hedin (Chief Financial Officer and Chief Operating Officer) and Brian A. Ross (Vice President, Sales and Marketing) of a particular fact or other specified matter.

“Letter Agreement” has the meaning set forth in Section 2.20(b)(iv).

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Listed Target IP” means IP that is listed or required to be listed in Part 2.20(a) of the Seller Disclosure Letter.

“Loan Indebtedness” means all Indebtedness and other obligations of Target existing as of the Closing Date, including, without limitation obligations to pay principal of, premium (if any) and interest on such Indebtedness, and all fees, expenses, charges, reimbursements, indemnities and other payment obligations.

“Material Adverse Effect” means:

(a) when used in respect of Target, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse (i) for purposes of evaluating under Section 7.1 whether or not a representation or warranty is accurate, to the business, operations, assets, liabilities, financial condition or results of operations of Target, or the ability of Target to consummate the transactions contemplated by this Agreement and (ii) for all other purposes, to the business, operations, assets, liabilities, financial condition or results of operations of Target; provided, that the term Material Adverse Effect shall not include (1) any change, circumstance, event or effect that results primarily from the announcement of the transactions contemplated by this Agreement or (2) changes in general economic conditions; and

(b) when used in respect of Buyer or Buyer Parent or in respect of a representation and warranty by Buyer or Buyer Parent, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Buyer Parent and its Subsidiaries taken as a whole or to materially impair or preclude the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement.

“Net Working Capital” means, as of any date (i)(A) accounts receivable, plus (B) other receivables, plus (C) inventory, plus (D) prepaid insurance and other current assets, minus (ii)(A) accounts payable, plus (B) accrued expenses, plus (C) other current liabilities excluding the accrued stockholder bonus, of Target, as of such date, as determined in accordance with GAAP as consistently applied (subject to Section 1.9(a)) and without giving effect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, “Net Working Capital” (x) shall not include any Loan Indebtedness, Transaction Liabilities, deferred income taxes, property and equipment, intangible assets, or any fees, expenses or other liabilities incurred in connection with any financing by Buyer or Buyer Parent and their respective Affiliates of the transactions contemplated and (y) shall include a reserve for inventory purchased by Target from its manufacturers in the amount of $92,818.

“Net Working Capital Target” means Three Million Six Hundred Seventy Thousand Dollars ($3,670,000).

“Neutral Auditors” has the meaning set forth in Section 1.9(a).

“Occupational Safety and Health Law” means any Applicable Laws designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parties” means, collectively, Buyer, Buyer Parent, Target and the Target Stockholders.

“Payment” has the meaning set forth in Section 1.8(b).

“Pension Plan” has the meaning set forth in Section 2.10(a)(iv).

“Permitted Encumbrance” means any (a) Encumbrances imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the ordinary course of business consistent with past practices and securing obligations which are not yet due and payable or which are being contested in good faith by appropriate proceedings as to which Target shall, to the extent required by GAAP, have set aside on its books adequate reserves; (b) Encumbrances securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which Target shall, to the extent required by GAAP, have set aside on its books adequate reserves; or (c) imperfections of title, zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, overlaps, encroachments or other title matters, none of which individually or in the aggregate materially impair the use of the property subject thereto or the value of such property; or (d) with respect to shares, transfer restrictions imposed thereon by state and federal securities laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Policies” has the meaning set forth therefor in Section 2.17.

“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, inquiry, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or insurance adjustor.

“Proposed Closing Balance Sheet” has the meaning set forth in Section 1.9(a).

“Purchase” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchase Rights” of a Person means any warrants, options, stock appreciation rights, preemptive and other rights to purchase equity of such Person or any security, instrument or obligation that is or may become convertible into or exchangeable for any equity of such Person.

“Real Property” has the meaning set forth in Section 2.5(a)(i).

“Recall” has the meaning set forth in Section 2.22(b)(i).

“Registered IP” means all of the following owned by Target that are registered with or under the authority of any Governmental Body: all patents, registered copyrights, registered trademarks and service marks, and Internet domain names.

“Reimbursement” has the meaning set forth in Section 10.4(e).

“Related Person” with respect to a Person means an Affiliate or an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, partner, member, principal, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Scheduled Closing Date” has the meaning set forth in Section 1.6.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Disclosure Letter” means the disclosure letter delivered by Sellers to Buyer Parent concurrently with the execution and delivery of this Agreement.

“Seller Employees” has the meaning set forth in Section 6.1(b).

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Shares” has the meaning set forth therefor in the recitals to this Agreement.

“Stockholder Action” means any action, claim or suit brought by one or more of the Target Stockholders relating to action taken by the Target prior to the Closing, including, without limitation, with respect to the matters described in Item 1 of Part 2.1 of the Seller Disclosure Letter.

“Stockholders’ Representative” has the meaning set forth in the Preamble to this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Target” has the meaning set forth in the Preamble to this Agreement.

“Target Affiliate” has the meaning set forth in Section 2.10(a)(i).

“Target Employee” has the meaning set forth in Section 2.10(a)(ii).

“Target Employee Plan” has the meaning set forth in Section 2.10(a)(iii).

“Target IP” means all Intellectual Property Rights and Intellectual Property owned by or licensed to Target, including without limitation the company and trade names “Eye Safety Systems” and “ESS”, and all variations thereof.

“Target Stockholders” has the meaning set forth in the Preamble to this Agreement.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment that is in the nature of a Tax, tariff, duty (including any customs duty), and any related charge or amount (including any fine, penalty, interest, or addition thereto), whether disputed or not, imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff or duty.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Laws relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Liabilities” has the meaning set forth in Section 1.3(f).